UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PAR PACIFIC HOLDINGS, INC.
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PAR PACIFIC HOLDINGS, INC.
825 Town and Country Lane, Suite 1500
Houston, Texas 77024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2021
Dear Stockholders:
We cordially invite you to attend our 2021 annual meeting of stockholders. The meeting will be held virtually at https://www.viewproxy.com/Parpacific/2021 on Tuesday, May 4, 2021, at 8:30 a.m. (Houston time). At the meeting, stockholders will be asked to vote on the following matters:
Proposal 1:    To elect the Board of Directors;
Proposal 2:    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
Proposal 3:    To approve an amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan that provides for an increase in the maximum number of shares of our common stock reserved and available for issuance by 3,000,000 shares.
We will also transact any other business as may properly come before the meeting.
Stockholders who owned our common stock at the close of business on Thursday, March 18, 2021 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 825 Town and Country Lane, Suite 1500, Houston, Texas 77024 for the ten-day period prior to the meeting. We hope that you will be able to attend the meeting.
We provide our proxy materials, including our Proxy Statement and Annual Report, electronically on the internet. This expedites your receipt of proxy materials, conserves resources, and lowers the cost of the meeting. On or about March 25, 2021, we are posting our proxy materials at https://www.viewproxy.com/Parpacific/2021 and mailing stockholders a Notice of Internet Availability of Proxy Materials that explains how to access the proxy materials on the internet. We are also mailing a printed set of the proxy materials to stockholders who have elected to receive paper copies. Stockholders may request a printed set of the proxy materials by following the instructions in the Notice.
Whether or not you plan to attend the meeting, please vote electronically via the Internet or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details. We thank you for your continued support and look forward to your attendance at our virtual annual meeting.

                        By order of the Board of Directors,

                        James Matthew Vaughn
                        Chief Administrative Officer and General Counsel

Houston, Texas
March 25, 2021

PAR PACIFIC HOLDINGS, INC.
825 Town and Country Lane, Suite 1500
Houston, Texas 77024

 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (the “Board”) is soliciting proxies for the 2021 annual meeting of stockholders to be held virtually at https://www.viewproxy.com/Parpacific/2021 on Tuesday, May 4, 2021, at 8:30 a.m. (Houston time), and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Par Pacific Holdings, Inc. (the “Company” or “Par Pacific”) will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of Par Pacific, without additional compensation, personally or by telephone or by email or through the Internet.

QUESTIONS AND ANSWERS

Q:    Who can vote at the meeting?

A:     The Board set March 18, 2021 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder of Par Pacific at the close of business on the record date, March 18, 2021. On that date, there were 54,009,322 shares of our common stock outstanding and entitled to vote at the meeting.

Q:    Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:    Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 25, 2021 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about March 25, 2021, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:    What proposals will be voted on at the meeting?

A:    Three proposals are scheduled to be voted upon at the meeting:
•The election of directors;
•The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•The approval of an amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan (the "LTIP Amendment") that provides for an increase in the maximum number of shares of our common stock reserved and available for issuance by 3,000,000 shares.

Q:    Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:    No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet or by requesting and returning a paper proxy card, or by submitting a ballot at the meeting.

Q:    How can I get electronic access to the proxy materials?

A:    The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•View our proxy materials for the meeting on the Internet; and
•Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:    How do I cast my vote?

A:    For stockholders whose shares are registered in their own names, as an alternative to voting at the meeting, you may vote via the internet or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.
    If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
    In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, or the approval of the LTIP Amendment. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for these non-routine matters unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares promptly. See “Vote Required” following each proposal for further information.
    If you hold shares through a broker, bank or other nominee and wish to be able to vote at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:    How do I attend the meeting? What do I need to do?

A:    You are entitled to attend the meeting if you were a common stockholder at the close of business on the record date, March 18, 2021, or if you hold a valid legal proxy for the meeting. To vote during the meeting, you will need a control number. If you are a registered holder, your control number may be found on your proxy card or the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder, your control number will be assigned to you in a confirmation email when you register for the meeting. You can register for the meeting by visiting https://www.viewproxy.com/parpacific/2021 and clicking “Virtual Meeting Registration.” Please register by 11:59 p.m. (EDT) on April 30, 2021. Once you have registered, follow the instructions in your confirmation email to attend the meeting.

Q:    Can I revoke or change my proxy?

A:    Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the internet or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting at the meeting if you obtain a legal proxy.

Q:    How does the Board recommend I vote on the proposals?

A:    The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and “FOR” approval of the LTIP Amendment.

Q:    Who will count the vote?

A:    The inspector of election will count the vote. Par Pacific’s Secretary will act as the inspector of election.

Q:    What is a “quorum?”

A:    A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present or represented by proxy at the meeting. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote at the meeting; or have voted on the internet or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm, or the approval of the LTIP Amendment. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:    What vote is required to approve each item?

A:    The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 - Election of directors.	The ten nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 - Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote.

Proposal 3 - Approval of the LTIP Amendment.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote.

Q:    What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:    Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:    How many votes can I cast?

A:    On all matters you are entitled to one vote per share.

Q:    Where can I find the voting results of the meeting?

A:    The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the SEC within four business days of the meeting.

Proposal 1

ELECTION OF DIRECTORS

    At the meeting, ten directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”), recommended the ten directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that the nominees possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Robert Silberman (1)	63	Chairman of the Board	2014
Melvyn Klein (1)(4)	78	Chairman Emeritus of the Board	2014
Curtis Anastasio (2)(5)	64	Director	2014
Timothy Clossey (2)(5)	62	Director	2014
L. Melvin Cooper (2)(3)	67	Director	2012
Walter Dods (3)(4)	79	Director	2015
Katherine Hatcher (3)(4)	52	Director	2019
Joseph Israel (5)	49	Director, Senior Vice President	2015
William Monteleone	37	Director, Senior Vice President and Chief Financial Officer	2012
William Pate (1)	57	Director, President and Chief Executive Officer	2014

_________________________________________________________
(1)Member, Executive Committee of our Board of Directors.
(2)Member, Audit Committee of our Board of Directors.
(3)Member, Compensation Committee of our Board of Directors.
(4)Member, Nominating and Corporate Governance Committee of our Board of Directors.
(5)Member, Operations and Technology Committee of our Board of Directors.

Robert Silberman has served as the Chairman of our Board of Directors since January 2019 and has served as a member of our Board of Directors since August 2014. Mr. Silberman previously served as Vice Chairman of our Board of Directors. Mr. Silberman has been Executive Chairman of the Board of Directors of Strategic Education, Inc. since May 2013, Chairman of its Board from February 2003 to May 2013 and its Chief Executive

Officer from March 2001 until May 2013. Strategic Education, Inc. is an education services company, and is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman has served as a director of Covanta Holding Corporation, a publicly held international owner/operator of energy-from-waste and power generation facilities (“Covanta”), since December 2004, and serves as its Lead Director and Chairman of its Nominating and Governance Committee. Mr. Silberman has been a managing director of Equity Group Investments (“EGI”) since March 2014 and has held certain other relationships with affiliates of EGI. Previously Mr. Silberman served as President and Chief Operating Officer of CalEnergy Company, Inc., an independent energy producer and wholly-owned subsidiary of Berkshire Hathaway Inc. Mr. Silberman was appointed by President George H. W. Bush as the U.S. Assistant Secretary of the Army and is a member of the Council on Foreign Relations. Mr. Silberman holds a Bachelor of Arts degree from Dartmouth College and a master's degree from The Johns Hopkins University School of Advanced International Studies. Mr. Silberman's positions as a current executive chairman and formerly as a long-tenured chief executive officer and board member of public companies, coupled with his financial background and experience investing in and growing energy and project development businesses, as well as his experience in the public sector, combine to provide valuable insight and perspective to both the Board and management.

     Melvyn Klein has served as the Chairman Emeritus of our Board of Directors since January 2019. He was previously the Chairman of the Board since June 2014. Mr. Klein is a private investor and the founder of Melvyn N. Klein Interests and the President of JAKK Holding Corp. and was the managing general partner of the investment partnership GKH Partners, L.P. from 1987 until 2008. Mr. Klein was a member of the board of directors of Anixter International, Inc., a New York Stock Exchange listed company, which was acquired in 2020. Mr. Klein has been an attorney and counselor-at-law since 1968, and he is currently a member of the State Bar of Texas. Earlier in his career, he was a McKinsey & Company consultant and a senior officer of Donaldson, Lufkin and Jenrette, Inc. Mr. Klein has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Additionally, Mr. Klein was the controlling shareholder, co-founder, or a significant partner in a number of companies in several fields, including, among others, American Medical International, Inc. (subsequently merged to create Tenet Healthcare), UGHC/Arcus (subsequently sold to Koch Industries, Inc.-Flint Hills Resources, LP. and the balance merged with Iron Mountain), Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Hanover Compressor Company (subsequently merged to create Exterran Holdings Corp., which, in turn, has become Archrock, Inc. and Exterran Corporation), Cockrell Oil & Gas, L.P. (assets subsequently sold to UNOCAL), and Santa Fe Energy Resources, Inc. (subsequently merged in part with Chevron and in part with Devon Energy). Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. Mr. Klein received a Doctor of Jurisprudence degree from Columbia University and a Bachelor of Arts degree with Highest Honors in Economics from Colgate University. He also studied at the London School of Economics and Political Science and completed the coursework for a master’s degree at The Johns Hopkins University School of Advanced International Studies. Mr. Klein is a member and a board member of the Horatio Alger Association of Distinguished Americans, Inc. and the Former Chairman of the Board of Visitors of the M.D. Anderson Cancer Center and a continuing officer and member of the Executive Committee; in 2020, Mr. Klein was named a Life Member of the board. Mr. Klein is also a member of the Philosophical Society of Texas. Mr. Klein brings to the Board leadership and extensive public company board experience (Anixter International, Inc., Altamil Corporation, American Medical International, Inc., Hanover Compressor Company, Santa Fe Energy Resources, Inc., Devon Energy Corporation, and others), which contributes to his familiarity with current issues and assists in his identifying and addressing appropriate corporate governance practices for us. Mr. Klein’s experience and accomplishments in building businesses, including a number of industry-leading companies, is of benefit to Par Pacific. Mr. Klein's experience in senior positions within the public sector also adds to the Board's depth and perspective.

Curtis Anastasio has served as a member of our Board of Directors since June 2014. Mr. Anastasio served as the Vice Chairman of our Board of Directors from September 2014 to April 2015. He is currently the Chairman of GasLog Partners LP, a subsidiary of GasLog Ltd., a growth-oriented international owner, operator and manager of liquefied natural gas (LNG) carriers, providing support to international energy companies as part of their LNG logistics chain. Appointed Executive Chairman in February 2014, Mr. Anastasio led the successful initial public offering of GasLog Partners LP in May 2014. Mr. Anastasio also serves as a founding director and current Audit Committee Chairman of The Chemours Company, a global leader in titanium technologies, fluoroproducts and chemical solutions which was spun off from DuPont effective July 1, 2015. From January 2014 through December 2019, Mr. Anastasio was also a member of the Board of Directors of the Federal Reserve Bank - Dallas, and a member of its Audit Committee and Executive Committee. He previously served as President and Chief Executive Officer of NuStar Energy L. P., a publicly traded master limited partnership based in San Antonio, Texas. Mr. Anastasio was the President and Chief Executive Officer of NuStar Energy, L.P. from the time he led the initial public offering in April 2001, until he retired from the company on December 31, 2013. Since joining a predecessor of NuStar in 1988, he has held various positions in the upstream and downstream oil and gas industry, which have included responsibility for supply, trading, transportation, marketing, development and legal. Mr. Anastasio received a Juris Doctorate degree from Harvard Law School in 1981 and a Bachelor of Arts degree, magna cum laude, from Cornell University in 1978. After graduation, he practiced corporate law in New York City. Mr. Anastasio brings to the Board extensive experience in public companies generally, and with over 30 years of experience in the upstream and downstream oil and gas industry, invaluable industry knowledge and insight in investing and growing oil and gas businesses. Further, Mr. Anastasio brings a deep knowledge of finance and economic markets to the Board.

Timothy Clossey has served as a member of our Board of Directors since June 2014. Mr. Clossey is the President and owner of Spirit Technologies, a management coaching and engineering consulting services company. Mr. Clossey previously served as Production Manager and Major Projects Director for BP Cherry Point. He was a consultant to the board of directors at SaltChuk Resources on merger and acquisition opportunities and a board member at Timec, Inc., where Mr. Clossey chaired the Audit Committee, organized and chaired a Special Committee of Outside Directors and served on the Compensation Committee. Mr. Clossey served in multiple positions, including most recently as President and CEO of ARCO Marine, Inc. ("ARCO"). As VP Corporate Strategic Planning, Downstream for ARCO, Mr. Clossey was responsible for strategic planning for all of ARCO’s downstream companies. As Vice President of Engineering, Technology and R&D at ARCO, his role was responsible for leading ARCO’s Engineering and Research Center in Anaheim, California. As Manager, Clean Fuels Development Task Force at ARCO, Mr. Clossey lead the reformulated gasoline research and development efforts at the Technical Center as well as served in the government relations role working with industry associations such as Western States Petroleum Association and the American Petroleum Institute, as well as all Federal and State agencies working on reformulated gasoline regulations throughout the nation. Mr. Clossey graduated from Harvard Business School with an Executive Master of Business Administration. He received his Bachelor of Science degree in Chemical Engineering summa cum laude from Washington State University. Mr. Clossey's extensive and detailed experience in operational aspects of the petroleum refining industry provide the Board with insight into the operation, development, and growth of our businesses.

L. Melvin Cooper has been a member of our Board of Directors since August 2012. Mr. Cooper served as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (OTCPK: FLSS) ("Forbes"), a former public company in the energy services industry from 2007 to his retirement in 2020. Forbes entered into a pre-packaged Chapter 11 plan in January 2017 and exited in April 2017. Prior to joining Forbes, Mr. Cooper served as Chief Financial Officer or President of companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Mr. Cooper served as a Director of Flotek Industries, Inc. (NYSE: FTK) from 2010 to 2020 and of SAExploration Holdings, Inc. (formerly NASDAQ: SAEX) from 2016 to 2020. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper’s extensive experience in the energy industry and in corporate governance, as well as his financial background, brings significant additional operating, financial, and management experience to the Board.

Walter Dods has served as a member of our Board of Directors since June 2015. Mr. Dods was Chairman of the Board of First Hawaiian Bank from January 2005 until his retirement in December 2008. Mr. Dods has served as Chairman of the Board of Matson, Inc., a leading provider of ocean transportation and logistics services, a position he held from January 2010 until his retirement in April 2017, and as a director of Matson, Inc. from 1989 until 2017. He also currently serves on the boards of First Hawaiian Bank (past Chairman), Hawaiian Telcom (past Chairman), Pacific Guardian Life, Pohaku Pa’a, and Servco Pacific Inc. Additionally, Mr. Dods serves on several civic and community boards throughout the State of Hawaii, including Chaminade University of Honolulu. Mr. Dods was a shareholder of Koko’oha Investments, Inc. (“Koko’oha”), which is now known as Par Hawaii, Inc., and the Chairman of the Boards of each of Koko’oha and Mid Pac Petroleum, LLC, a wholly-owned subsidiary of Koko’oha, until our acquisition of Koko’oha in April 2015. In 2004, Mr. Dods was awarded the Order of the Rising Sun, with Gold and Silver Star, an imperial honor from the Government of Japan. Mr. Dods received a bachelor’s degree in business administration from the University of Hawaii. Mr. Dods' deep knowledge of the Hawaiian markets where we operate, ocean transportation and logistics, and the assets we acquired from Koko’oha and Mid Pac Petroleum provide the Board with experience and insight into the operation, development, and growth of our businesses. Further, his experience as a chairman or member of publicly held company boards of directors provides the Board with knowledge of governance and other related matters.

Katherine Hatcher has been a member of our Board of Directors since January 2019. She is currently the President and Chief Operating Officer of NewQuest Properties, a privately owned, full-service company based in Houston, Texas engaged in commercial development, retail leasing, tenant representation, land brokerage, and property management. Before joining NewQuest Properties, Katherine was the president of the Gulf Coast States region for Verizon Wireless for eight years. Ms. Hatcher has been involved in and held board positions with various community organizations located in Houston, Texas, including the Greater Houston Partnership Board of Directors, MD Anderson’s Board of Visitors, Children’s Museum of Houston, the Houston Area Women’s Center, Youth

About Business and Young Presidents Organization. She is also an alumna of The Center for Houston’s Future. Ms. Hatcher holds two master’s degrees from the University of North Carolina at Chapel Hill, one of which is in City and Regional Planning. Ms. Hatcher provides the Board with experience and insight into the operation, development, and growth of the Company’s businesses, particularly with regard to the Company’s real property assets.

Joseph Israel has served as our Senior Vice President since October 2015, as a member of our Board of Directors since January 2015, and as our President and Chief Executive Officer from January 2015 until October 2015. Prior to joining us, Mr. Israel served as Senior Vice President of Hunt Refining Company ("Hunt") from August 2011 to November 2014. Prior to joining Hunt, Mr. Israel served in various roles with Alon USA Energy, Inc. ("Alon") from August 2000 to July 2011, including most recently as Chief Operating Officer from September 2008 to July 2011. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity. Mr. Israel received a Master of Business Administration and a Bachelor of Arts in Economics from the Hebrew University of Jerusalem. Additionally, Mr. Israel has completed business courses at the Center of Management Research at Harvard University and The College of Petroleum & Energy Studies at Oxford. Mr. Israel brings to the Board over 20 years of experience in the petroleum refining industry, and his in-depth knowledge of the issues, opportunities and challenges facing us provides direction and focus to the Board of Directors regarding the operation and development of our business.

William Monteleone has served as a member of our Board of Directors since August 2012 as well as on the Board of Managers of Laramie Energy since August 2012. In addition, Mr. Monteleone has served as our Senior Vice President and Chief Financial Officer since March 2017 and previously served as our Senior Vice President of Mergers & Acquisitions from January 2015 to March 2017, and as our Chief Executive Officer from June 2013 to January 2015. Mr. Monteleone was most recently a Vice President at EGI, where he was employed from 2008 until August 2014, serving in a limited capacity from June 2013. At EGI, Mr. Monteleone was responsible for evaluating potential new investments and monitoring existing investments. Previously, Mr. Monteleone worked for Banc of America Securities LLC from 2006 to 2008 where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. In addition to our Board, Mr. Monteleone was previously on the Board of Directors of the following privately held companies: Wapiti Oil and Gas I, LLC, Wapiti Oil and Gas II, LLC, and Kuwait Energy Company. Mr. Monteleone graduated magna cum laude from Vanderbilt University with a bachelor's degree. Mr. Monteleone brings to the board investment banking experience and expertise with mergers and acquisitions, which assists us with the evaluation of potential investments and acquisition opportunities.

William Pate has served as our President and Chief Executive Officer since October 2015 and as a member of our Board of Directors since December 2014. Mr. Pate was previously Co-President of EGI. Mr. Pate had been employed by EGI or its predecessors in various capacities since 1994. Mr. Pate served as a director of Covanta Holdings Corporation from 1999 to 2016. He was the Chairman of the Board of Directors of Covanta from October 2004 through September 2005. Mr. Pate has previously served on the boards of directors of Exterran Holdings, Inc.,

Adams Respiratory Therapeutics, MiddleBrook Pharmaceuticals and CNA Surety Corp., as well as those of several private companies associated with EGI. Mr. Pate began his professional career at The First Boston Corporation as a financial analyst in the natural resources mergers and acquisitions group. Subsequently, he was employed as an associate at The Blackstone Group where he worked on private equity investments and merger advisory assignments. Mr. Pate holds a Juris Doctorate degree from the University of Chicago Law School and a Bachelor of Arts degree from Harvard College. Mr. Pate brings to the Board familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets. His experience as a board member of other public and private companies provides additional perspective on governance issues.

Director Independence

The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.

Based on these standards, our Board of Directors has affirmatively determined that Robert Silberman, Melvyn Klein, Curtis Anastasio, Timothy Clossey, L. Melvin Cooper, Walter Dods, and Katherine Hatcher are independent. Messrs. Anastasio, Clossey, Cooper and Dods and Ms. Hatcher have no relationship with us except as directors and stockholders, and Messrs. Klein, Silberman and Clossey have only the additional relationships described below. In determining the independence of Messrs. Silberman, Klein and Clossey, the Board engaged in the following analysis.

Mr. Silberman is a Managing Director of EGI and has held certain other relationships with affiliates of EGI, including membership on the investment committee of Zell Credit Opportunities Master Fund, L.P. (“ZCOF”). EGI is affiliated with ZCOF and EGI Investors L.L.C., beneficial owners of approximately 24.1% of our common stock as of March 1, 2021, as described under "Security Ownership of Certain Beneficial Owners and Management." Additionally, certain affiliates of EGI have participated in certain of the Company’s capital markets transactions. The Board reviewed payments made by us to EGI and its affiliates within the past three years, and Mr. Silberman’s role at EGI and its affiliates. See “Certain Relationships and Related Transactions.” Mr. Silberman is also a director of Covanta, which may be an affiliate of Chai Trust Company, LLC. The Board also noted that certain directors, including Mr. Silberman and Mr. Klein, have direct and indirect relationships through other entities with other directors of the Company. The Board also reviewed a one-time cash award of $20,000 for services performed by Mr. Clossey in his capacity as an Audit Committee member related to a technical audit of the Company’s refineries in Hawaii.

The Board determined that none of the aforementioned relationships or payments interfere with Mr. Silberman’s, Mr. Klein’s or Mr. Clossey’s independent and objective oversight of Par Pacific’s management or promotion of management’s accountability to Par Pacific’s stockholders or with their exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman, Mr. Klein and Mr. Clossey each qualify as an independent director under applicable SEC rules and regulations and NYSE listing standards.

 Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that it should be free to choose the Chairman of the Board in any way that seems best for Par Pacific at any given period of time. Therefore, our Board of Directors does not have a policy regarding whether the role of the Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the Company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls, tax strategy and hedging), and also oversees compliance with our Code of Business Conduct and Ethics and with applicable laws and regulations. The Compensation Committee oversees compliance with our compensation plans. The Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles, including our environmental, social and governance principles, and the Operations and Technology Committee oversees the Company’s operational results and the development of new technologies that impact the Company. Each of the committees report to the Board regarding the areas of risk they oversee.

Sustainability

At Par Pacific, we recognize the importance of ESG principles and focus our sustainability efforts toward improving ESG performance. We view sustainability as the fundamental process of shared value creation, in which strategic investment and innovation help our society achieve economic growth, environmental preservation and resource conservation to address the needs of future generations. We believe that promoting sustainable social, environmental, and economic benefits wherever we operate creates long-term value for our Company, our stockholders and the communities where we work and live. As such, Par Pacific conducts its business and make decisions according to the following principles:

•We maintain the highest standards of business conduct and ethics by conducting our affairs in an honest and ethical manner with unyielding personal and corporate integrity at the foundation of our business.
•We adhere to our values and strive to continually improve our ESG systems and processes to enhance our performance.
•We demonstrate integrity and respect for others, especially our employees and contractors, by setting goals and objectives that enhance our commitment to a safe workplace.
•We protect the environment by minimizing the use of any substance that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods.

•We communicate an unyielding expectation that our Company and supply chain, including customers, suppliers, contractors, and employees, promote strong ESG performance and hold those to uncompromising accountability for our expectation.
•We focus on sustainable actions that promote health, fair dealing, and compliance throughout our business.
•We regularly report and improve our ESG progress while continuing to evaluate and improve our sustained ESG efforts.
•We are continuously developing frameworks and metrics that present our key ESG facts transparently.

Par Pacific believes a commitment to ESG priorities is positive for all its stakeholders, and thus has committed to embracing reporting frameworks from the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD). Par Pacific is committed to reducing greenhouse gas emissions and the risks of climate change as it delivers liquid fuel-based solutions to ensure energy security within the markets in which it operates.

In 2020, under Board oversight led by the Nominating and Corporate Governance Committee, Par Pacific began reporting performance data in alignment with the recommendations of SASB under the Oil and Gas – Refining and Marketing industry standard. This information is published on our website at https://www.parpacific.com/sustainability.

Pursuant to the Board’s Nominating and Corporate Governance Committee charter, the committee is tasked with assisting the Board in identifying, evaluating and reviewing social, political and environmental trends and related risks that could affect Par Pacific’s business activities and performance, and considering and making recommendations for Par Pacific’s strategies related to corporate responsibility, contributions, and reputation management. The committee periodically reviews and discusses with management, and makes recommendations to the Board on, Par Pacific’s compliance with its policies, programs and practices regarding health, safety and environmental protection and Par Pacific’s strategy and performance in assessing and responding to climate-related risks and opportunities.

We recognize that our responsible stewardship impacts every employee, every contractor, and every member of the communities where we operate, and we embrace that responsibility. We promote a culture of continual safety improvement with a keen eye for evaluating and managing risk, and monitor our programs, policies, and procedures to achieve these objectives. The importance of quick action and continuous monitoring was made clear by the COVID-19 pandemic. Our leaders took swift action to protect employees, contractors, and customers and to ensure our operations were able to continue without interruption. Through our continued focus on ESG principles, we believe we are well-positioned to drive sustainable performance and growth.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with the non-employee members of our Board of Directors may do so by writing to: Corporate Secretary, c/o Par Pacific Holdings, Inc., 825 Town and Country Lane, Suite 1500, Houston, Texas 77024. The Board maintains a process for handling letters received by Par Pacific and addressed to non-employee members of the Board. Under that process, our Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses profane language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. All of the members of the Board of Directors attended our 2020 annual meeting of stockholders.

Board and Committee Activity, Structure and Compensation
During 2020, our Board of Directors held eight meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. The Board has adopted committee charters and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our committee charters, Corporate Governance Guidelines, and Code of Business Conduct and Ethics are available on our website at www.parpacific.com. Copies may also be obtained by writing to our Corporate Secretary at our principal executive offices. There were five standing committees of the Board during 2020: the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating and Corporate Governance Committee, and the Operations and Technology Committee. Committee membership and the functions of those committees are described below. In accordance with applicable SEC rules and regulations and NYSE listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Corporate Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management.

The chart below identifies directors who were members of each committee at the end of 2020, the number of meetings held by each committee during the year, the chairs of each committee and the Audit Committee financial experts.

Name	Audit	Compensation	Nominating and Corporate Governance	Operations and Technology	Executive
Robert Silberman					C
Melvyn Klein			C		X
Curtis Anastasio	C, FE			X
Timothy Clossey	X			C
L. Melvin Cooper	X, FE	X
Walter Dods		C	X
William Pate					X
Joseph Israel				X
Katherine Hatcher		X	X
2020 Meetings	Five	Five	Four	Four	Zero

C = Committee Chair
FE = Financial Expert
X = Committee Member

Audit Committee. The current members of the Audit Committee are Curtis Anastasio (Chairman), L. Melvin Cooper and Timothy Clossey, and the committee met five times during 2020. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that Messrs. Anastasio and Cooper are audit committee financial experts under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of Par Pacific’s financial statements, (ii) Par Pacific’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par Pacific’s internal auditors (or other personnel responsible for the internal audit function) and Par Pacific’s independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par Pacific. The committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and has the sole authority to approve all audit engagement fees and terms. The committee pre-approves all permitted non-auditing services to be provided by the independent auditors; discusses with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; reviews the integrity of our financial reporting process; establishes policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigates any matters pertaining to the integrity of management.

Compensation Committee. The current members of the Compensation Committee are Walter Dods (Chairman), L. Melvin Cooper and Katherine Hatcher and the committee met five times during 2020. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. Each of the members of the committee is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”). The committee operates under a written charter under which the committee, among other things, has the following authority: (i) to review and approve Par Pacific’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation; (ii) to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries; (iii) to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans; (iv) to engage independent advisors to assist the members of the committee in carrying out their duties; and (v) to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement or our Annual Report on Form 10-K, as applicable.

    Compensation Committee Interlocks and Insider Participation

Walter Dods, L. Melvin Cooper and Katherine Hatcher served on the Compensation Committee in 2020. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Executive Committee. The current members of the Executive Committee are Robert Silberman (Chairman), William Pate and Melvyn Klein. The committee did not meet during 2020. The committee operates under a written charter adopted by the Board. The committee is responsible for exercising the powers and duties of the Board between Board meetings and while the Board is not in session, and implementing the policy decisions of the Board, but does not have the authority to approve certain actions on behalf of the Board, including (i) filling vacancies or changing membership of the Board or any of its committees, (ii) changing the size of the Board or any of its committees, (iii) electing or removing elected officers or directors or changing their compensation, (iv) amending our certificate of incorporation or bylaws, (v) adopting an agreement providing for the merger or consolidation of Par Pacific or recommending to the stockholders the sale, lease or exchange of all or substantially all of Par Pacific’s property and assets, (vi) recommending to the stockholders a dissolution of Par Pacific or a revocation of a dissolution, (vii) declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), (viii) those matters which are expressly delegated to another committee of the Board, or (ix) matters which, under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws cannot be delegated by the Board to a committee of the Board.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Melvyn Klein (Chairman), Walter Dods and Katherine Hatcher. The committee met four times during 2020. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for determining the qualifications, skills and other expertise required to be a director, identifying and recommending qualified candidates to the Board for nomination as members of the Board, and recommending to the Board the corporate governance principles applicable to Par Pacific, including environmental, safety and health principles. The committee also leads the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures. In February 2020, based upon the recommendation of the committee, the Board updated the committee’s charter to expand the scope of the committee’s role in assisting the Board in identifying, evaluating and reviewing ESG trends and related risks that could affect the Company’s business activities.

Operations and Technology Committee. The current members of the Operations and Technology Committee are Timothy Clossey (Chairman), Curtis Anastasio and Joseph Israel. The committee met four times during 2020. The Committee operates under a written charter adopted by the Board. The Committee is responsible for evaluating reports from management regarding and overseeing Company operations and technology initiatives, evaluating and overseeing key project execution and implementation, and monitoring the Company’s compliance with environmental, health and safety rules and regulations.

Director Nominations Process. In identifying candidates for positions on the Board, the Nominating and Corporate Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2020, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The committee does not set specific minimum qualifications for director positions. Instead, the committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the committee considers an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board, and ability to devote adequate time to Board duties. The committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the committee. Candidates selected by the committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the committee extends an invitation to the candidate to join the Board.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. We do not have a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our bylaws. Since our emergence from bankruptcy and except as previously provided by a stockholders agreement to which we were a party and which was terminated as of April 7, 2015, we have not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the slate of nominees in any year, and therefore we believe that no formal policy, in addition to the provisions contained in our bylaws, concerning stockholder recommendations is needed.

Our bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than 100 days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made. To be in proper written form, a stockholder’s notice regarding nominations of persons for election to the Board must set forth (a) as to each proposed nominee, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

2020 Compensation of Directors. Our three employee directors are not separately compensated for their service as directors. During 2020, our non-employee directors (other than our Chairman of the Board and Chairman Emeritus) were scheduled to receive an annual cash retainer of $70,000 and an annual common stock retainer of $90,000, provided that the non-employee directors may elect, at their option, to increase the stock component of the retainer with a corresponding reduction in the cash component of the retainer. Our Chairman Emeritus and Chairman each had compensation targets of $270,000 in 2020, with $120,000 in cash and $150,000 in common stock. On May 5, 2020, the Board elected to temporarily reduce its cash compensation retainer due to the impact of COVID-19. The Board’s prior cash compensation levels were reinstated effective October 1, 2020. The cash component of the retainer is paid quarterly, and the stock component is paid quarterly at the beginning of the period to which the compensation relates in grants of restricted stock or restricted stock units with a one-year vesting schedule from the date of grant.

In addition, the Chairman of the Audit Committee received an additional annual retainer of $20,000 and the members of the Audit Committee (other than the Chairman) received an annual retainer of $7,500, such retainers paid quarterly in cash. The Chairman of the Compensation Committee received an annual retainer of $15,000 and the Chairman of the Operations and Technology Committee received an annual retainer of $15,000. Mr. Klein, the Chairman of the Nominating and Corporate Governance Committee, waived his annual retainer of $5,000. There are no fees for the members of any other committee or for attendance at meetings. Non-employee directors are eligible to participate in the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). See “Executive Compensation - Compensation Discussion and Analysis - Non-Qualified Deferred Compensation Plan” below for a summary of the material terms of the Deferred Compensation Plan.

The following table sets forth a summary of the compensation that we paid to our non-employee directors in 2020:

Name	Fees Earned or Paid in Cash ($) (3)	Restricted Stock or Restricted Stock Unit Awards ($) (1)	Option Awards ($) (1)	Total ($) (2)
Robert Silberman	$83,315	$150,000	$—	$233,315
Melvyn Klein	$83,315	$150,000	$—	$233,315
Curtis Anastasio	$62,486	$90,000	$—	$152,486
Timothy Clossey	$64,222	$90,000	$—	$154,222
L. Melvin Cooper	$53,808	$90,000	$—	$143,808
Walter Dods	$59,016	$90,000	$—	$149,016
Katherine Hatcher	$48,601	$90,000	$—	$138,601
_________________________________________________________
(1)These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC 718), of awards pursuant to the Par Pacific Holdings, Inc. Second Amended and Restated 2012 Long-Term Incentive Plan (the “2012 Long Term Incentive Plan”). Assumptions used in the calculation of these amounts are included in “Note 18- Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2020 included in our 2020 Annual Report on Form 10-K filed with the SEC on March 8, 2021. All our non-employee directors elected to receive their stock compensation for Board service in the form of restricted stock or restricted stock units with a one-year vesting period. During 2020, Messrs. Klein and Silberman elected to defer receipt of their vested restricted stock units until they leave Board service.
(2)As of December 31, 2020, Mr. Klein had 150,000 options and the other directors each had zero. As of December 31, 2020, Messrs. Silberman, Klein, Anastasio, Clossey, Cooper, and Dods, and Ms. Hatcher had 37,117, 44,774, 12,559, 5,804, 7,263, 16,978 and zero restricted stock units outstanding, respectively.
(3)The Chairman of the Board and the Chairman Emeritus of the Board each have an annual compensation target of $120,000 in cash, while the other independent Board members have an annual compensation target of $70,000 in cash. Additionally, certain members of the Board receive compensation for service on the certain Board committees. On May 5, 2020, the Board elected to temporarily reduce its cash compensation retainer due to the impact of COVID-19. The Board’s prior cash compensation levels were reinstated effective October 1, 2020.

2021 Compensation of Directors. In February 2021, as part of its obligation to review director compensation under its charter, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent compensation consultant, to examine the amount and composition of annual director compensation, taking into account the form and amount of annual cash and equity compensation as compared to our customized peer group in 2021 and our compensation philosophy and objectives. As reflected in the Meridian analysis, the compensation paid to our directors was below the median of our peer group in both cash and equity components. Despite the results of the Meridian analysis, the Compensation Committee elected not to change annual director compensation during 2021.

Vote Required

The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all ten nominees to the Board.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Deloitte & Touche has served as our independent registered public accounting firm since December 6, 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte & Touche was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Par Pacific’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Deloitte & Touche. Representatives of Deloitte & Touche plan to attend the annual meeting and are expected to be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2020 and 2019 for services performed by Deloitte & Touche LLP:

	2020	2019
Audit Fees(1)	$1,758,500	$2,350,000
Audit Related Fees(2)	67,000	—
Tax Fees(3)	—	—
All Other Fees(4)	4,103	4,500
Total Fees	$1,829,603	$2,354,500
(1)Audit fees are fees paid to Deloitte & Touche LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(2)Audit related fees are fees paid to Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit of Par Pacific’s financial statements.
(4)Other fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2020 and 2019 relate to fees for a subscription to an accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of us while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During each of the fiscal years 2020 and 2019, our Audit Committee approved 100% of the non-audit services provided to us by our independent registered public accounting firm.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of Par Pacific’s financial statements, (ii) Par Pacific’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par Pacific’s internal auditors (or other personnel responsible for the internal audit function) and Par Pacific’s independent registered public accounting firm. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par Pacific. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Par Pacific. The independent registered public accounting firm reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of Par Pacific’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Par Pacific’s system of internal control over financial reporting. Par Pacific’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of Par Pacific’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of Par Pacific’s independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss the independent auditor’s opinion about the effectiveness of Par Pacific’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Par Pacific’s consolidated financial statements and the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Deloitte & Touche’s independence, the committee considered the non-audit services provided to Par Pacific by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed Par Pacific’s audited consolidated financial statements for the fiscal year ended December 31, 2020 with management and Deloitte & Touche. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that Par Pacific’s audited consolidated financial statements for the fiscal year ended December 31, 2020 be included in Par Pacific’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

Curtis Anastasio, Chairman
Timothy Clossey
L. Melvin Cooper

Vote Required

The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Deloitte & Touche LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Proposal 3

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED PAR PACIFIC HOLDINGS, INC. 2012 LONG-TERM INCENTIVE PLAN

In 2018, our stockholders approved the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan (Second Restatement Effective as of February 27, 2018) (the “2012 LTIP”). The 2012 LTIP provides for a variety of equity-based awards, described in more detail below, including restricted stock, stock options, restricted stock units, and other stock-based awards. In March 2021, the Board, based upon the recommendation of the Compensation Committee (the “Committee”), approved and adopted the First Amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan (the “LTIP Amendment”), subject to the approval of our stockholders on May 4, 2021.

The Amendment and Its Purpose

The LTIP Amendment authorizes an additional 3,000,000 shares of our common stock to be available for issuance with respect to awards under the 2012 LTIP, and the number of shares under the 2012 LTIP that may be awarded as incentive stock options is increased by 1,500,000. A copy of the LTIP Amendment is attached hereto as Appendix A.

The 2012 LTIP is intended to promote the long-term success of the Company for the benefit of our stockholders through stock-based compensation by aligning the personal interest of participants in the 2012 LTIP with those of our stockholders. The 2012 LTIP is designed to allow participants to participate financially in the Company’s future, as well as enabling us to attract and retain talented individuals.

The Committee and our Board believe that the 2012 LTIP is a key aspect of our compensation strategy. By increasing the aggregate number of shares that may be issued under the 2012 LTIP, the Company will have the flexibility needed to keep pace with our competitors and to effectively recruit, motivate and retain the caliber of employees and directors essential for our success, particularly in connection with our acquisition strategy. While we are cognizant of the potential dilutive effect of compensatory share awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making awards under the 2012 LTIP.

The LTIP Amendment increases the maximum number of shares of common stock that may be issued under the 2012 LTIP by 3,000,000 shares. If approved by our stockholders, a total of 9,000,000 shares of common stock will be authorized for issuance under the 2012 LTIP, of which 4,500,000 shares may be awarded as incentive stock options. As of March 1, 2021, there were approximately 505,983 shares of common stock available for the grant of future awards under the 2012 LTIP, subject to adjustment under the 2012 LTIP.

The LTIP Amendment does not otherwise modify the material terms of the 2012 LTIP, and the expiration date of the 2012 LTIP shall remain the same, which is February 27, 2028. All awards with respect to the 3,000,000 shares added by the LTIP Amendment must be granted prior to the plan’s expiration date. If our stockholders do not approve the LTIP Amendment, the 2012 LTIP will remain in full force and effect with approximately 505,983 shares available for grant.

Highlights of the 2012 LTIP

The 2012 LTIP includes several provisions that we believe promote best practices by reinforcing the alignment of equity compensation arrangements for nonemployee directors, officers, and employees and stockholders’ interests. These provisions include, but are not limited to, the following:

No Discounted Awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.

No Repricing Without Stockholder Approval. We cannot, without stockholder approval, reduce the exercise price of an award, except for adjustments in connection with a Company recapitalization, and at any time when the exercise price of an award is above the market value of our common stock, we cannot, without stockholder approval, cancel and re-grant or exchange such award for cash, other awards or a new award at a lower exercise price.

No Evergreen Provision. There is no evergreen feature under which the shares of common stock authorized for issuance under the 2012 LTIP can be automatically replenished.

No Automatic Grants. The 2012 LTIP does not provide for “reload” or other automatic grants to recipients.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Committee.

No Tax Gross-Ups. The 2012 LTIP does not provide for any tax gross-ups.

No liberal change in control definition. The change in control definition contained in the 2012 LTIP is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

“Double-trigger” change in control vesting. If awards granted under the 2012 LTIP are assumed by a successor in connection with a change in control of the Company, such awards will not automatically vest and pay out solely as a result of the change in control.

Limitation on amendments. No amendments to the 2012 LTIP may be made without stockholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the 2012 LTIP, diminish the prohibitions on repricing stock options or stock appreciation rights, or otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the principal exchange on which the Company’s shares are traded.

Administered by an independent committee. The 2012 LTIP will be administered by the Committee, which is comprised entirely of independent directors.

Clawbacks. Awards based on the satisfaction of financial metrics that are subsequently reversed, due to a financial statement restatement or reclassification, are subject to forfeiture.

Shares Subject to the 2012 LTIP
If the LTIP Amendment is approved by our stockholders, the maximum number of shares of common stock that may be issued with respect to awards under the 2012 LTIP will be 9,000,000. To the extent that an award terminates or is canceled prior to the vesting of the award, or if an award is forfeited, the shares subject to the award may be used again with respect to new awards granted under the 2012 LTIP.

Administration

The 2012 LTIP will continue to be administered by the Committee. The Committee has the full authority, subject to the terms of the 2012 LTIP, to establish, amend, suspend, or waive such restrictions and conditions as it shall deem appropriate for the proper administration of the 2012 LTIP, to designate participants under the 2012 LTIP, to determine the number of shares subject to awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award. The Committee may, however, authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee, or delegate to an officer the authority to make certain decisions under the 2012 LTIP. We intend to register an additional 3,000,000 shares of common stock authorized by the LTIP Amendment and reserved for issuance under the 2012 LTIP on Form S-8 upon approval of the LTIP Amendment by our stockholders.

Eligibility

All employees, consultants, and directors of the Company and its affiliates that perform services for us are eligible to be granted awards under the 2012 LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee.

Term of the 2012 LTIP

The term of the 2012 LTIP will expire on the earlier of (1) the date it is terminated by our Board; (2) the date all shares available for issuance under the 2012 LTIP have been issued and all restrictions on such shares under the 2012 LTIP have lapsed; and (3) February 27, 2028.

Limitations on Awards Granted to Recipient

No recipient may be granted options or stock appreciation rights (i) during any calendar year prior to December 31, 2015 with respect to more than 3,500,000 shares of common stock, and (ii) during any calendar year beginning after January 1, 2016, with respect to 350,000 shares. No recipient may be granted restricted stock awards, restricted stock unit awards, performance awards or other stock-based awards that are denominated in shares of common stock during any calendar year with respect to more than 250,000 shares of common stock. The maximum aggregate cash payout (including restricted stock units, stock appreciation rights, performance awards, other stock-based awards paid out in cash or cash awards) that may be made to any Participant with respect to awards granted (i) during any calendar year prior to December 31, 2015 shall be $8,000,000 and (ii) during any calendar year beginning after January 1, 2016, shall be $2,500,000. With respect to any option or stock appreciation right granted to a participant that is canceled, the number of shares of common stock subject to such option or stock appreciation right shall continue to count against the maximum number of shares of common stock that may be the subject of options or stock appreciation right granted to such participant hereunder to the extent such was required in accordance with Section 162(m) of the Tax Code.

In addition, no director of the Company, except the chairman and the vice chairman of the Board, may be granted awards with an aggregate grant date value more than $375,000 in any calendar year. Such limitation does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Director.

Awards

The 2012 LTIP is broad-based and flexible, providing for awards to be made in the form of (a) restricted stock and restricted stock units, (b) incentive stock options, which are intended to qualify under Section 422 of the Tax Code, (c) non-qualified stock options, which are not intended to qualify under Section 422 of the Tax Code, (d) stock appreciation rights, (e) performance awards, (f) performance shares, (g) performance units or (f) other stock-based awards that relate to or serve a similar function to the awards described above. Awards may be made on a standalone, combination or tandem basis. Additional information about some of the awards is set forth below.

Restricted Stock and Restricted Stock Units

Awards of Restricted Common Stock Awards and Restricted Stock Units. Awards of restricted common stock are shares of common stock awarded to the recipient, all or a portion of which are subject to a restriction period set by the Committee during which restriction period the recipient shall not be permitted to sell, transfer or pledge the restricted common stock. Restricted stock units are notional accounts that are valued solely by reference to shares of common stock, subject to a restriction period set by the Committee and payable in common stock, cash or a combination thereof. The restriction period for both restricted stock and restricted stock units may be based on period of service, performance of the recipient or the Company, subsidiary, division or department for which the recipient is employed or such other factors as the Committee may determine.

Rights as a Stockholder. The award agreement may provide that a recipient of restricted common stock will possess all the rights of a holder of common stock of the Company, including the right to vote and receive dividends, subject to forfeiture. The recipient of restricted stock units shall not have any of the rights of a stockholder of the Company; the Committee shall be entitled to specify with respect to any restricted stock unit award that upon the payment of a dividend by the Company, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the restricted stock units had they been converted into the same number of shares of common stock and held by the recipient on that date. Upon adjustment and vesting of the restricted stock unit, any cash payment due with respect to such dividends shall be made to the recipient.

Termination of Employment or Director Relationship. Generally, upon termination of employment or a director relationship for any reason during the restricted period, the recipient will forfeit the right to the shares of restricted common stock to the extent that the applicable restrictions have not lapsed at the time of such termination.

Common Stock Options

Types. Common stock options may be granted under the 2012 LTIP to directors or consultants in the form of nonqualified stock options and to employees in the form of incentive stock options or nonqualified stock options.

Exercise Price. The per share exercise price for shares underlying common stock options will be determined by the Committee, provided that the exercise price must be at least equal to 100% of the fair market value per share of common stock on the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be at least equal to 110% of the fair market value per share of common stock on the date of grant.

Term of Option; Vesting. The term during which a common stock option may be exercised will be determined by the Committee, provided that no common stock option will be exercisable more than ten (10) years from the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, the term of such common stock option may not be more than five (5) years. The Committee has full authority, subject to the terms of the 2012 LTIP, to determine the vesting period or limitation or waiting period with respect to any common stock option granted to a participant or the shares purchased upon exercise of such option; provided, however, that such vesting restriction or limitation or waiting period shall not be less than one (1) year. In addition, the Committee may, for any reason, accelerate the exercisability of any common stock option.

Other Awards

Stock Appreciation Rights. The Committee may grant to an employee or a director a right to receive the excess of the fair market value of shares of the Company’s common stock on the date the stock appreciation right is exercised over the fair market value of such shares on the date the stock appreciation right was granted. Such spread may, in the sole discretion of the Committee, be paid in cash or common stock or a combination of both.

Performance Awards. The Committee may grant performance awards to employees based on the performance of a recipient over a specified period. Such performance awards may be awarded contingent upon future performance of the Company or its affiliates or subsidiaries during that period. A performance award may be in the form of common stock (or cash in an amount equal to the fair market value thereof) or the right to receive an amount equal to the appreciation, if any, in the fair market value of common stock over a specified period. Performance awards may be paid, in the Committee’s discretion, in cash or stock or some combination thereof. Each performance award will have a maximum value established by the Committee at the time the award is made. Unless otherwise provided in an award or by the Committee, performance awards terminate if the recipient does not remain an employee or director of the Company, or its affiliates or subsidiaries, at all times during the applicable performance period.

Other Stock-Based Awards. The Committee may, in its discretion, grant other stock-based awards that are related to or serve a similar function to the awards described above.

Cash Awards. The Committee may, in its discretion, grant a cash award, which is an award to be settled only in cash, pursuant to an award agreement to any participant. The award agreement shall specify the vesting schedule for the cash award. The Committee, in its discretion may condition vesting on the satisfaction of performance goals. The terms of a cash award need not be the same with respect to each participant and need not relate to the fair market value of a share of stock.

Other Provisions

Withholding Obligations. The Company may take such steps as are considered necessary or appropriate for the withholding of any federal, state, local or foreign taxes of any kind that the Company is required by any law or regulation of any governmental authority to withhold in connection with any award under the 2012 LTIP, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of shares of common stock to be issued under the 2012 LTIP, until such time as the recipient has paid the Company for any amount the Company is required to withhold with respect to taxes.

Adjustments

The Committee will make appropriate adjustments in the event of any stock dividend or extraordinary cash dividend, stock split, reverse stock split, combination, reclassification, or similar change in the capital structure of the Company.

Termination or Amendment

The Committee may terminate or amend the 2012 LTIP at any time; provided, however, that stockholder approval will be obtained for any amendment to the 2012 LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. The Committee may also amend any outstanding award made under the 2012 LTIP, provided that no change in any outstanding award may be made that would materially reduce the rights or benefits of the participant without the consent of the affected participant.

Certain United States Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the making, exercise and vesting of awards under the 2012 LTIP and the subsequent sale of common stock acquired under the 2012 LTIP. The tax consequences of awards may vary depending upon the circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-statutory Stock Options
There will be no federal income tax consequences to the optionee or to the Company upon the grant of a stock option under the 2012 LTIP. When the optionee exercises a stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise over the exercise price, and the Company expects that it will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Stock Appreciation Rights
A participant receiving a stock appreciation right will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and the Company expects that it will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock
Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code. If the participant files an election under Section 83(b) of the Tax Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election. To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has made a Section 83(b)

election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Stock Units
A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Stock unit awards are made in the form of restricted stock units. Upon receipt of shares of common stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code.

Cash-Based Awards
A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code.

Section 409A
If an award is subject to Section 409A of the Tax Code (which relates to nonqualified deferred compensation awards), and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. All awards that comply with the terms of the 2012 LTIP, however, are intended to be exempt from the application of Section 409A of the Tax Code or meet the requirements of Section 409A in order to avoid such early taxation and penalties.

Tax Withholding
The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy the Company’s federal, state and local tax withholding obligations (including employment taxes) imposed by law with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2012 LTIP. The Committee may, at the time the award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by delivery of, or withholding from the award, shares having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes.

Plan Benefits Pursuant to the 2012 LTIP
The amount of any future benefits that may be received by any one individual or group of individuals pursuant to the 2012 LTIP is not presently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. As evidenced by our reasonable burn rate, particularly in light of our aggressive acquisition strategy, the Committee and the Board have been judicious in granting such awards and have displayed a sensitivity to minimizing the impact of the potential dilution that such awards could have on our stockholders. However, as the 2012 LTIP does not contemplate the amount or timing of specific future equity awards, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards.

Potential Dilutive Impact of Plan
We are committed to effectively managing our employee equity compensation programs while minimizing stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding during the period. The burn rate measures the potential dilutive effect of our equity grants. We define “overhang” as the number of full value awards granted (but not yet vested or issued) and stock options granted (but not yet exercised) divided by the number of shares of common stock outstanding at the end of the period.
Burn Rate Analysis
The Committee approved an increase of the number of available shares of common stock under the 2012 LTIP by 3,000,000 shares to increase the total authorized shares to 9,000,000 under the LTIP Amendment, based on its analysis that this amount is expected to be sufficient to cover awards for at least four years depending on the price of our common stock at the time of actual grants. The Board subsequently approved the LTIP Amendment, subject to approval by our stockholders. In setting the number of shares subject to the LTIP Amendment, the Committee and the Board considered the historical amounts of equity awards the Company has granted in the past three years. Using grants under the 2012 LTIP during the past three years, the Company calculated its three-year average equity share usage (“Burn Rate”) at approximately 1.2% of the weighted average common shares outstanding. Our Burn Rate falls within share usage practices of our compensation peer group; therefore, the Committee believes our historical Burn Rate is reasonable for a Company of our size and in our industry. The Committee intends to manage the Company’s burn rate by continuing to review institutional investor guidelines and market practices, and, in connection therewith, believes the increase of 3,000,000 shares of common stock for which stockholder approval is being sought represents an appropriate increase at this time.
Overhang Analysis
In setting the number of additional shares included in the LTIP Amendment, the Compensation Committee and the Board also considered the total amount of awards outstanding under existing grants. Accordingly, outstanding awards and shares currently available for issuance under the 2012 LTIP, consisting of approximately 2.9 million shares of common stock (commonly referred to as the “overhang”), represented approximately 4.8% of our outstanding shares of common stock as of December 31, 2020 on a fully diluted basis. If stockholders approve the additional 3,000,000 shares of common stock under the LTIP Amendment, the total potential overhang will be approximately 5.7%. Our potential overhang falls within overhang levels of our compensation peer group; therefore, the Committee believes our potential overhang is reasonable for a Company of our size and in our industry.
Expected Life of Share Authorization Analysis
In setting the number of additional shares included in the 2012 LTIP by the LTIP Amendment, the Compensation Committee and the Board also considered the expected life of the 2012 LTIP share authorization, as amended by the LTIP Amendment. If stockholders approve the additional 3,000,000 shares of common stock under the LTIP Amendment, we estimate the expected life of the share authorization to be approximately five years. The expected life was calculated by dividing the sum of (i) the requested number of additional shares of common stock and (ii) the number of shares available for grant as of December 31, 2020 by our Burn Rate, expressed in terms of shares. The expected life of the requested share authorization of the LTIP Amendment falls within the practices of our compensation peer group; therefore, the Committee believes the expected life of the requested share authorization is reasonable for a Company of our size and in our industry.
Criteria Relied Upon for Equity Award Grant Decisions

In making its decisions regarding equity award grants, the Committee generally considers the scope of the potential grantee’s responsibility at the Company, the relative internal value to the Company of the position, the potential grantee’s experience, past performance, and expected future contributions to the Company, the need to attract or retain the particular potential grantee, and, in the case of executive officers, peer group data provided by the Compensation Committee’s independent consultant. The Compensation Discussion and Analysis (“CD&A”), found on pages 46 through 63 of this Proxy Statement, describes in further detail the criteria and measures used by the Committee in making equity award grant determinations for our named executive officers in 2020. These determinations are in turn submitted by the Committee to the Board of Directors for ratification. The Committee and Board of Directors intend to continue to consider the Company’s equity expenditures in a manner that effectively attracts, retains, and motivates individuals to achieve long-term value creation in line with the interests of our stockholders.

Vote Required
The approval of the LTIP Amendment requires the affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote. As a result, abstentions will have the same effect as votes against this proposal. Because brokers do not have discretionary authority to vote on this proposal, broker non-votes will not affect the outcome of the vote on this proposal. For this proposal, you may vote "FOR" or "AGAINST" or abstain from voting.

Board Recommendation
The Board recommends that you vote “FOR” the approval of the LTIP Amendment.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth certain information regarding the beneficial ownership of common stock as of March 19, 2021 of (i) each person who is known by us to own beneficially more than five percent of our outstanding shares of common stock, (ii) each named executive officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

Beneficial holders	Amount and Nature of Beneficial Ownership (1)
	Number	Percentage
5% Stockholders:
Zell Credit Opportunities Master Fund, L.P. (2)	13,046,376	21.8%
BlackRock Inc. (3)	7,508,941	12.6%
Directors and Named Executive Officers:

Curtis Anastasio (4)	75,698	*
Timothy Clossey (5)	58,730	*
L. Melvin Cooper (6)	40,527	*
Walter Dods (7)	78,724	*
Katherine Hatcher	16,537	*
Joseph Israel (8)	332,691	*
Melvyn Klein (9)	238,262	*
William Monteleone (10)	400,605	*
William Pate (11)	1,308,268	2.2%
Robert Silberman (12)	87,532	*
James Matthew Vaughn (13)	162,584	*
Jim Yates (14)	147,222	*
All directors and executive officers as a group (12 persons) (15)	2,947,380	4.9%
_________________________________________________________
*    Denotes less than 1% beneficially owned.
(1)Based on 59,759,322 common shares outstanding as of March 19, 2021.
(2)Information based upon the Schedule 13D/A jointly filed with the SEC on September 26, 2016 by Zell Credit Opportunities Master Fund, L.P., Chai Trust Company, LLC, and EGI Investors, L.L.C. The address for these persons is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Chai Trust Company, LLC, an Illinois limited liability company, is the managing member of EGI Investors L.L.C., and may be deemed to indirectly beneficially own the 877,632 shares held directly by EGI Investors, L.L.C. Chai Trust Company, LLC is the sole general partner of Zell Credit Opportunities Master Fund, L.P., and may be deemed to beneficially own the 12,168,744 shares held directly by Zell Credit Opportunities Master Fund, L.P. Chai Trust Company, LLC is controlled by a board of senior managing directors, namely, Thomas Heneghan, Robert M. Levin, Mark Sotir, Kellie Zell, JoAnn Zell and Matthew Zell. This board makes the decisions regarding voting and disposition of the shares on behalf of Chai Trust Company, LLC.
(3)Information based upon the Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock Inc. (“BlackRock”). The address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock has sole voting power with respect to 7,213,968 and sole dispositive power with respect to 7,508,941 shares.

(4)Includes 619 shares Mr. Anastasio has the right to acquire pursuant to the vesting of restricted stock units during the period ending sixty days after March 19, 2021.
(5)Includes 2,799 shares of restricted stock units Mr. Clossey has the right to acquire in the event he leaves Board service during the period ending sixty days after March 19, 2021.
(6)Includes 7,263 restricted stock units Mr. Cooper has the right to acquire in the event he leaves Board service during the period ending sixty days after March 19, 2021.
(7)Includes 16,978 shares of restricted stock units Mr. Dods has the right to acquire in the event he leaves Board service during the period ending sixty days after March 19, 2021.
(8)Includes 230,629 shares issuable upon the exercise of vested options.
(9)Includes 150,000 shares issuable upon the exercise of vested options and 35,189 restricted stock units Mr. Klein has the right to acquire in the event he leaves Board service during the period ending sixty days after March 19, 2021.
(10)Includes 138,013 shares issuable upon the exercise of vested options.
(11)Includes 974,467 shares issuable upon the exercise of vested options.
(12)Includes 27,532 restricted stock units Mr. Silberman has the right to acquire in the event he leaves Board service during the period ending sixty days after March 19, 2021.
(13)Includes 98,527 shares issuable upon the exercise of vested options.
(14)Includes 89,137 shares issuable upon the exercise of vested options.
(15)Includes an aggregate 1,680,773 shares issuable upon the exercise of vested options, and an aggregate 90,380 shares that certain directors have the right to acquire pursuant to restricted stock units in the event they leave Board service during the period ending sixty days after March 19, 2021.

Executive Officers

    Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. Our executive officers are listed in the following table, and certain information concerning those officers, except for Messrs. Pate, Israel and Monteleone, who are also members of the Board, follows the table:

Name	Age	Position
William Pate	57	President and Chief Executive Officer
Joseph Israel	49	Senior Vice President
William Monteleone	37	Senior Vice President and Chief Financial Officer
James Matthew Vaughn	48	Chief Administrative Officer and General Counsel
Jim Yates	61	Senior Vice President

James Matthew Vaughn has served as our Chief Administrative Officer and General Counsel since July 15, 2020, and as our Senior Vice President and General Counsel since July 2014. Mr. Vaughn also serves on the Board of Managers of Laramie Energy, LLC. Prior to joining Par Pacific, Mr. Vaughn practiced law in the corporate practice group and bankruptcy section of Porter Hedges LLP for 14 years, where he was a partner for seven years and his practice focused on corporate reorganizations and restructurings, acquisitions and divestitures, commodities marketing, transportation, hedging and derivatives, distressed corporate acquisitions, financings and refinancings and creditors’ rights. His practice also included general civil litigation in both federal and state courts.

Mr. Vaughn has been listed as one of America’s leading lawyers by Chambers USA and The Best Lawyers in America and is included in The Legal 500 GC Powerlist. He is a senior fellow of the Litigation Counsel of America. Mr. Vaughn holds a bachelor’s degree in English and Philosophy from Texas A&M University and a juris doctorate from the University of Miami School of Law.

Jim Yates has served as our Senior Vice President since May 2015. From September 2007 until May 2015, Mr. Yates served as President and Chief Executive Officer of Mid Pac Petroleum, LLC, which was acquired by Par Pacific in 2015. Mr. Yates holds a bachelor's degree from the University of Oklahoma in business administration and a law degree from the University of Houston Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation program, as well as to discuss the compensation earned by our named executive officers (“Named Executive Officers”) for 2020. Our Compensation Committee (the “Committee”) oversees our executive compensation program. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our existing stock incentive plans.

    Our 2020 executive compensation program was designed to align the interests of our executives with those of our stockholders through long-term stock-based awards and cash payouts linked to Company and individual performance.

Named Executive Officers
For 2020, our Named Executive Officers were:

•William Pate, President and Chief Executive Officer;
•Joseph Israel, Senior Vice President;
•William Monteleone, Senior Vice President and Chief Financial Officer;
•James Matthew Vaughn, Chief Administrative Officer and General Counsel; and
•Jim Yates, Senior Vice President.

2020 Key Business Highlights and Compensation Actions
    Compensation for 2020 was primarily driven by disappointing financial results due to the COVID-19 pandemic, offset by outstanding operational, environmental, and safety performance. No adjustments were made to performance goals or metrics under our annual incentive plan despite the substantial impact of the pandemic on the financial markets that drive incentive opportunities. The 2020 annual incentives and long-term incentive awards to executives occurred in February 2020 in advance of the impact of the COVID-19 pandemic.

Operating safely and reliably is one of the Company’s highest priorities and is critically important to maximizing profitability as well as protecting our employees and communities. Ongoing improvement and excellent performance in key operational and safety measures have enabled the Company to improve earnings capabilities and realize industry-leading returns. Safe and reliable operations are also important for minimizing environmental impact and environmental scorecard events.

In 2020, we delivered the best year in company history in terms of combined employee and contractor safety performance and recorded the lowest number of environmental scorecard events, demonstrating our strong commitment to safety, reliability, and environmental stewardship. The Company remains focused on being one of the safest and most reliable operators in our industry, with environmentally responsible operations.

In assessing safety performance, we measure our annual total recordable incident rate (TRIR), which includes data with respect to our employees and contractors and is defined as the number of recordable injuries per 200,000 working hours. We also annually measure our Tier 1 Process Safety Event Rate, which is a metric defined by the American Petroleum Institute that looks at process safety events per 200,000 total employee and contractor working hours. We use these measures and believe they are helpful in assessing our safety performance because they evaluate performance relative to the numbers of hours being worked. These metrics are also used by others in our industry, which allows for a more objective comparison of our performance.

We continue to expect that the core elements of our executive compensation program in the future will incentivize the profitable operation of our refining, retail and logistics business segments, support our ongoing acquisition strategy and encourage the creation of stockholder value. The Committee is also committed to continued enhancements in response to executive compensation trends and regulatory developments. For a reconciliation of Adjusted EBITDA to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations--Non-GAAP Performance Measures--Adjusted Net Income (Loss) and Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2020.

Our Philosophy on Executive Compensation

Our compensation philosophy is to provide competitive compensation packages that attract, retain, and motivate talented executives and managers while aligning management's and stockholders' interests. To this end, our compensation for 2020 reflected the Company’s strong operational performance throughout the year, despite challenging market conditions due to the COVID-19 pandemic, as well as excellent environmental, health, and safety performance in completing two maintenance turnarounds during 2020.
Our compensation programs are generally structured to provide a balanced portfolio of both cash and equity compensation elements. Going forward, we expect that our overall compensation will involve multiple elements to deliver a total package, including cash and equity compensation components and incentives, to increase stockholder value. In addition, the Committee has and will retain discretion to make adjustments necessary to balance the overall performance of the Company and the individual performance of our executive officers such that we maintain a “pay-for-performance” philosophy.
Due to the relatively short tenure of our named executive officers, we do not currently consider the size of previous equity-based grants and current equity holdings in current compensation decisions. The Committee does expect over time to begin to review tally sheets showing cumulative wealth associated with prior awards as it considers future grants when making long-term incentive award decisions and overall compensation decisions. The Committee generally applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executive officers, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance, as well as the practical implications of arms-length negotiations at the time each executive officer is hired or promoted. Greater relative percentages of potential compensation are at risk for the most senior executive officers to reflect their respective areas and levels of responsibility for the Company’s performance.
Consideration of Say-on-Pay Results
At our annual meeting of stockholders held in May 2020, approximately 99% of the votes cast on the advisory vote to approve the compensation of our Named Executive Officers were voted in favor of the proposal. The Committee believes that this affirmed our stockholders’ support for the Company’s approach to executive compensation and, therefore, we have not implemented any changes to our executive compensation program as a direct result of the advisory vote.

As set forth in the charts below, a significant percentage of the total compensation targets in 2020 for the Chief Executive Officer and the other Named Executive Officers as a group was at risk and subject to the performance of the individual officer and the Company.

CEO
22%
22%
14%
42%
Base Salary
Cash Incentive
Time-Based Equity
Performance Based Equity

NEOs other than the CEO
31%
34%
11%
24%
Base Salary
Cash Incentive
Time-Based Equity
Performance Based Equity

Our Process for Executive Compensation
The Committee oversees our executive compensation program. Each Committee member is an independent director and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act.  The Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each of our other executive officers.  Our Chief Executive Officer does not participate in determining his compensation. Although objective criteria may be used, the Committee retains final discretion in determining the compensation of our executive officers.  In general, the Committee makes its final award determinations based on Company performance in the first quarter following the end of each fiscal year.

In implementing and administering the Company's compensation philosophy, the Committee:
•Reviews market data to assess the competitiveness of the Company’s compensation policies;
•Evaluates the Company’s compensation policies compared to its peers and in the context of broader industry surveys;
•Reviews the Company’s performance against the Company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and
•Reviews the individual performance of each executive officer.
The Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations, and reviewing advice of independent executive compensation and legal advisors before acting.  The Committee also holds special meetings as necessary to perform its duties.
Role of the Chief Executive Officer
As part of its review and determination of the Company’s compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation).  The Committee's charter provides that our Chief Executive Officer may attend meetings at which the compensation of other Named Executive Officers is under consideration. In this capacity, the Chief Executive Officer may take the following actions:
•Work with the Committee regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;
•Review and determine the respective corporate and individual goals and objectives for the other Named Executive Officers relevant to their compensation;
•Provide the Committee with an evaluation of the performance of the other Named Executive Officers considering their respective corporate and individual goals and objectives; and
•Recommend to the Committee the compensation levels of the other Named Executive Officers.
The Committee considers the recommendations of our Chief Executive Officer, together with the review by its independent compensation consultant, in making independent determinations regarding executive compensation.
Our Chief Executive Officer frequently attends Committee meetings, other than those portions that are held in executive session, but he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee's charter.

Role of Compensation Committee Consultants
The Committee engaged Meridian as its independent compensation consultant. Meridian advised the Committee in connection with (i) the review of our peer group, (ii) the review and assessment of executive compensation levels and mix, (iii) the review and assessment of executive compensation program design features, and (iv) the review and assessment of the Company’s share usage and related effect on stockholder dilution.  In compliance with SEC rules, the Committee has assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not currently provide any services to the Company other than the services provided directly to the Committee. Billing by Meridian is provided directly to, and approved for payment by, the Committee.
Benchmarking Executive Compensation
Our philosophy emphasizes “pay for performance” with achievement of competitive objectives driving executive officer pay, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay being the product of an arms-length negotiation at the time an executive officer is hired or promoted.  At the Committee’s request, Meridian conducted a competitive review of our executive compensation program and was tasked by the Committee with updating the Company’s peer group for compensation purposes.
Customized Peer Group
As our business profile has evolved over time, the Committee has continued to re-evaluate our peer group composition. The Committee, with the advice of Meridian, reviewed the appropriateness of our existing peer group given the continued expansion of our business operations through acquisitions. In addition, the Committee considered the following criteria in reviewing and selecting peer companies: (i) revenue, (ii) market capitalization, (iii) sub-industry classification, and (iv) business model. Based on this review, the Committee retained all the 14 companies included in our prior year peer group.
Our peer group had median annual revenues of approximately $2.5 billion and median market capitalization of approximately $1.4 billion as of December 31, 2020. The following table identifies the peer group companies along with their respective GICS sub-industry classifications:

Company Name	GICS Sub-Industry
Calumet Specialty Products Partners LP	Oil and Gas Refining and Marketing
Casey’s General Stores, Inc.	Food Retail
Crestwood Equity Partners	Oil and Gas Refining and Marketing
CrossAmerica Partners LP	Oil and Gas Storage and Transportation
CVR Energy, Inc.	Oil and Gas Refining and Marketing
Delek U.S. Holdings, Inc.	Oil and Gas Refining and Marketing
Green Plains Inc.	Oil and Gas Refining and Marketing
Kraton Corporation	Specialty Chemicals
Macquarie Infrastructure Corporation	Airport Services
NuStar Energy L.P.	Oil and Gas Refining and Marketing
Renewable Energy Group, Inc.	Oil and Gas Refining and Marketing
Sprague Resources LP	Oil and Gas Storage and Transportation
Stepan Company	Specialty Chemicals
Tronox Holdings plc	Commodity Chemicals
Par Pacific Holdings, Inc.	Oil and Gas Refining and Marketing
The peer group above was used to benchmark 2020 total compensation levels of our senior executive officers and provide a framework for 2021 total compensation decisions and structures.
Our incentive plans provide the Committee with the flexibility to reward outstanding performance significantly above the targeted range described below. Conversely, when performance is below expectations, our plans provide the Committee the flexibility to reduce compensation below the targeted range, and to allow the Committee the discretion to reduce or eliminate certain compensation elements.
Overview of Compensation Elements
The list below summarizes the general elements and characteristics of our executive compensation programs.  Detailed narratives of these compensation elements are provided below under "2020 Compensation Structure."

•Base salary: Base salary is determined by our philosophy, the position (e.g., skills, duties, responsibilities, etc.), market pay levels and trends, individual performance and prior salary;
•Annual incentive awards: Variable compensation payable in cash (or at the discretion of the Committee, shares of restricted stock and/or stock options) following the fiscal year the pay is earned based upon the Committee’s determination in their discretion of performance; and
•Long-term incentive awards: Variable compensation payable in time-vested and/or performance-based shares of restricted stock, restricted stock units and/or stock options.
Determination of 2020 Compensation
    In determining the compensation of our Named Executive Officers in 2020, the Committee considered the Company’s operating and financial performance, individual performance, market data, and the Company’s strong operational performance throughout the year, despite challenging market conditions due to the COVID-19 pandemic, as well as excellent environmental, health, and safety performance in completing two maintenance turnarounds during 2020.

2020 Compensation Structure
Base Salary
Base salary provides a secure fixed level of compensation in an amount that recognizes the role and responsibilities of the executive officer, as well as experience, performance, and contributions. The Committee typically reviews the salaries of our Named Executive Officers annually (late in the fourth quarter or early the following year). The amount of any increase is based primarily on the named executive officer's performance, the level of his or her responsibilities and the external competitiveness of his or her base salary and overall total compensation. In addition, the Committee may review the salaries of our Named Executive Officers in connection with a promotion or other change in responsibility. The Committee's review of these factors is subjective, and no fixed value or weight is assigned to any specific factor when making salary decisions.
2020 Annual Incentive Plan
The 2020 annual incentive plan had the following objectives:
•To incentivize our executive officers to achieve key financial, operational, and individual performance goals;
•To create and sustain employee ownership in and financial rewards tied to the Company’s success;
•To create alignment with critical success factors and core values of safety and environmental accountability; and
•To recognize the importance of operational reliability in the Company’s financial success.

2020 Annual Incentive Target Opportunity

Named Executive Officer	Annual Incentive Target Opportunity (% of Base Salary)
William Pate	100.0%
Joseph Israel	80.0%
William Monteleone	80.0%
James Matthew Vaughn	75.0%
Jim Yates	75.0%

Based on achieved individual performance, a Named Executive Officer may earn between 0% and 130% of his annual incentive target.

2020 Annual Performance Measures and Achieved Performance

    The Compensation Committee approved the following individual and group performance components for the 2020 annual incentive plan (“AIP”). The individual performance component is based on each employee’s individual performance based on the employee’s role and responsibility. The group performance component is based on health, safety, and operational performance (50%); the Adjusted EBITDA component (25%); and the Modified Free Cash Flow component (25%). The Committee selected these performance measures to align pay with the Company’s financial results while also emphasizing safety and environmental performance.

Performance Measure	Description
Adjusted EBITDA Component and Modified Free Cash Flow Component
The Adjusted EBITDA component is targeted at 25% of the AIP. This component can range between 0.00% and 200% of the 25% target.

Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest expense and financing costs, income taxes, DD&A, and equity losses (earnings) from Laramie Energy, excluding our share of unrealized loss (gain) on derivatives, impairment of our investment, and our share of Laramie Energy’s asset impairment losses in excess of our basis difference. Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration costs, unrealized (gain) loss on derivatives, debt extinguishment and commitment costs, increase in (release of) tax valuation allowance and other deferred tax items, inventory valuation adjustment, severance costs, impairment expense, (gain) loss on sale of assets, our share of Laramie Energy’s unrealized loss (gain) on derivatives, renewable compliance credit (“RIN”) loss (gain) in excess of net obligation, and impairment expense associated with our investment in Laramie Energy and our share of Laramie Energy’s asset impairment losses in excess of our basis difference.

Achievement of budgeted Adjusted EBITDA results in an Adjusted EBITDA component of 25%. This number is adjusted up or down based on actual Adjusted EBITDA relative to budget. In 2020, the Adjusted EBITDA component was 0% due to the Company’s disappointing financial results due to the COVID-19 pandemic.

The Modified Free Cash Flow component is targeted at 25% of the AIP. This component can range between 0.00% and 200% of the 25% target. Modified Free Cash Flow is Adjusted EBITDA minus the Company’s cash interest expense, minus the amount of annual maintenance capital expenditures and amortized turnaround expenses.

Achievement of budgeted Modified Free Cash Flow results in a Modified Free Cash Flow component of 25%. This number is adjusted up or down based on actual Modified Free Cash Flow relative to budget. In 2020, the Modified Free Cash Flow component was 0% due to the Company’s disappointing financial results due to the COVID-19 pandemic.

Group Performance Component
The Group performance component for the Named Executive Officers was measured based on (i) refining group performance in Hawaii (weighted 25%), (ii) refining and logistics group performance in Washington (weighted 25%), (iii) refining and logistics group performance in Wyoming (weighted 15%), (iv) marketing and logistics group performance in Hawaii (weighted 15%), (v) retail group performance in Washington and Idaho (weighted 5%), and (vi) key corporate activities, including mergers and acquisitions, growth execution, systems development, and capital and support activities (weighted 15%).

Individual Performance Component
The Individual performance component measures each Named Executive Officer’s personal contributions towards satisfaction of our strategic objectives. These strategic objectives were set based upon each Named Executive Officer’s specific job and responsibilities. Individual performance is determined on a 1 to 5 level basis, with 100% target bonus at level 3 and bonus targets ranging from a floor of 0% at level 1 and up to a maximum of 130% at level 5.

•Group Metric = Adjusted EBITDA Component (0.00%) + Modified Free Cash Flow Component (0.00%) + Group Performance Component (40.6%).
•Individual Metric = Individual Performance Component (100.0%)
The amount of each named executive officer’s bonus was then determined by the following formula:
Annual Incentive Plan Cash Bonus = Annual Base Salary x Target Percentage x Group Metric x Individual Metric

Individual targets, individual and group performance and non-equity incentive awards relating to 2020 performance for Named Executive Officers were as follows:

Name	Base Salary ($)	Group Metric[1] (%)	Individual Metric (%)	Annual Incentive Plan Target (% of base salary)	2020 Non-Equity Incentive Award ($)[2]
William Pate	$700,000	40.6%	100.0%	100.0%	$284,200
Joseph Israel	$515,000	40.6%	100.0%	80.0%	$167,272
William Monteleone	$415,000	40.6%	100.0%	80.0%	$134,792
Matt Vaughn	$400,000	40.6%	100.0%	75.0%	$121,800
Jim Yates	$345,000	40.6%	100.0%	75.0%	$105,053
______________________________________________________

_____________________________
1 The Adjusted EBITDA Component and Modified Free Cash Flow Component were each 0.0%.
2 2020 Non-Equity Incentive Awards were issued in the form of restricted stock at a value of $16.52 per unit.

In February 2021, the Committee confirmed the cash incentive awards for 2020 performance in accordance with the bonus formula above as part of the annual compensation process. These awards were paid in the first quarter of 2021 in the form of restricted stock rather than cash. The Committee retains the discretion to adjust the results for any given year and to increase or decrease the size of any performance-based award or payout.

    Long-Term Incentive Plan
During 2020, the Committee granted three types of long-term incentive awards to our Named Executive Officers: restricted stock, stock options, and performance restricted stock units. The Committee determined the size of each equity grant to our Named Executive Officers based on our operating and financial performance, individual performance, and market data.
Restricted Stock
The Committee believes that the grant of time-vested restricted stock encourages retention of our Named Executive Officers and aligns the interests of our Named Executive Officers with the interests of our stockholders in creating incentives for long-term value creation. Awards of restricted stock vest ratably over a four-year period. The Committee approved the following grants of restricted stock to our Named Executive Officers in 2020:

Named Executive Officer	Restricted Stock Award ($)	Shares of Common Stock (#)
William Pate	$330,000	16,726
Joseph Israel	$200,000	10,137
William Monteleone	$160,000	8,109
James Matthew Vaughn	$136,500	6,918
Jim Yates	$92,125	4,669
_____________________________________________________

Stock Options
The Committee believes that the grant of stock options awards effectively aligns the interests of our Named Executive Officers with the interests of our stockholders as such awards incent our Named Executive Officers to enhance share price over the long-term. In 2020, the Committee approved the following grants of nonqualified stock options to our Named Executive Officers:

Named Executive Officer	Stock Option Award ($)	Shares of Common Stock (#) (1)
William C. Pate	$660,000	100,355
Joseph Israel	$400,000	60,821
William Monteleone	$320,000	48,657
James Matthew Vaughn	$273,000	41,510
Jim Yates	$184,250	28,016
_______________________________________________________
(1)     The number of shares of common stock subject to options was determined by the Board of Directors, upon recommendation of the Compensation Committee, on February 21, 2020 based on a value of $6.58 per option. The amounts shown do not represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 please see the “Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019, and 2018” below.
The stock option awards allow our Named Executive Officers to purchase our common stock at an exercise price of $19.73, our closing stock price on the date of grant, over an eight-year period. These awards vest ratably over a period of four years based on continued employment.
Restricted Stock Units
In 2020, the Committee approved the grant of performance restricted stock units to our Named Executive Officers. These grants are earned based on achieved performance against pre-determined financial goals set by the Committee. The Committee believes that the grant of performance restricted stock units effectively aligns the interests of our Named Executive Officers with the interests of our stockholders because the grants encourage achievement of financial goals that help to create stockholder value. If threshold performance goals are not achieved, the performance restricted stock units will expire worthless. If threshold performance goals are exceeded, up to 120% of the targeted amount of restricted stock units may be issued.

Named Executive Officer	RSU Award Value ($)	RSUs Awarded (#) (1)
William Pate	$330,000	16,726
Joseph Israel	$200,000	10,137
William Monteleone	$160,000	8,109
James Matthew Vaughn	$136,500	6,918
Jim Yates	$92,125	4,669
_______________________________________________________
(1)     The value of the restricted stock units was determined by the Board of Directors, upon recommendation of the Compensation Committee, on February 21, 2020 based on the NYSE closing price of our stock on such date. The amounts shown do not represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 please see the “Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019, and 2018” below.
CEO Compensation
The Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance to best align his interests with those of our stockholders. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, the Chief Executive Officer’s compensation is structured to be materially higher than the other named executive officers. Due to the impact of COVID-19, our Chief Executive Officer voluntarily reduced his cash salary by 75% through October 2020.

Retirement Benefits
The Company maintains a 401(k) plan under which all full-time employees, including the named executive officers, are eligible to participate. Employee contributions are limited to the maximum amount allowed by the Internal Revenue Code of 1986, as amended (the “Tax Code”). During 2020, the Company matched 100% of each employee contribution to the 401(k) plan, up to a maximum match of 6% of each employee’s annual base compensation.
Perquisites
The Company does not currently offer perquisites to its Named Executive Officers that are not available to other employees.
    Determining Benefit Levels
The Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including Named Executive Officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to Company, business area or individual performance, or to gains realized upon the exercise of stock options or the sale of restricted stock.
Non-Qualified Deferred Compensation Plan
On February 28, 2017, the Board, upon the recommendation of the Committee, approved the adoption of the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The effective date of the Deferred Compensation Plan was March 7, 2017. The primary rationale for adopting the Deferred Compensation Plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis. No amounts were deferred under the Deferred Compensation Plan in 2020.
The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the provisions of Section 409A of the Tax Code. The Deferred Compensation Plan provides a select group of senior management employees (including our Named Executive Officers) and directors who are not employees of the Company with the opportunity to defer the receipt of certain cash compensation. The obligations of Par Pacific under the Deferred Compensation Plan will be general unsecured obligations of Par Pacific to pay deferred compensation in the future to eligible participants in accordance with the terms of the Deferred Compensation Plan from the general assets of Par Pacific. Each participant may elect to defer under the Deferred Compensation Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s bookkeeping account maintained under the Deferred Compensation Plan. With certain exceptions, deferred compensation obligations will be paid upon: (1) a fixed payment date, as elected by a participant; (2) a participant’s separation from service with Par Pacific; (3) the date of the participant’s death; or (4) the date on which a change in control occurs, as defined by the Deferred Compensation Plan. Payments under the Deferred Compensation Plan shall be made in the form of a cash lump sum.

Severance Plan for Senior Officers
On February 28, 2017, the Board, upon the recommendation of the Committee, approved the adoption of the Par Pacific Holdings, Inc. Severance Plan for Senior Officers (the “Severance Plan”). The effective date of the Severance Plan was March 7, 2017. The Severance Plan is designed to allow participating executives (including our Named Executive Officers) to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation, particularly during periods when substantial disruptions and distractions might otherwise prevail.
The Severance Plan generally provides certain severance benefits if a participating executive is discharged without cause or the executive submits a resignation for a good reason, as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of liability against Par Pacific, the Severance Plan provides the following payments and benefits to the executive officer:
•Payment of one (1) year’s base annual compensation at the time of the executive’s discharge for a Qualifying Termination; and
•Payment of the average annual bonus paid to the executive over the three years prior to the executive’s discharge for a Qualifying Termination.
In addition, in the event of a Qualifying Termination during the 24-month period following a change in control, as defined in the Severance Plan, and subject to the applicable participant’s execution of a general release of liability against Par Pacific, the Severance Plan provides the following payments and benefits to such executive officers instead of the payments set forth above:
•Payment of twenty-four (24) months of base annual compensation in effect at the time of such executive’s discharge for a Qualifying Termination in the case of the Chief Executive Officer of Par Pacific, or eighteen (18) months of base annual compensation in effect at the time of such executive’s discharge for a Qualifying Termination in the case of any other executive;
•Payment of the average annual bonus paid to the executive over the three years prior to the executive’s discharge for a Qualifying Event; and
•Accelerated vesting of the executive’s outstanding unvested equity awards.
    Potential payments to our Named Executive Officers that relate to severance pay and termination benefits (including upon a change in control) are described below in further detail below in the section entitled “Named Executive Officer Compensation - Potential Payments upon Termination or Change in Control.”
Management Stock Purchase Plan
On February 26, 2019, our Board of Directors, upon the recommendation of the Committee, adopted of the 2019 Par Pacific Holdings, Inc. Management Stock Purchase Plan (the “MSPP”), which was subsequently approved by our stockholders on May 7, 2019. The MSPP is intended to provide executive management with an opportunity to receive restricted stock units (“RSUs”) by converting a portion of their cash bonus compensation into RSUs (“Deferred RSUs”) and receiving awards of matching RSUs, the amount of which are determined by the amount of compensation converted (“Matching RSUs”). A Deferred RSU and a Matching RSU each represents a right to receive one share of our common stock in the future, subject to the terms and conditions of the MSPP, including, but not limited to, three year cliff vesting requirements. Shares of common stock issued pursuant to awards of Deferred RSUs and Matching RSUs will be issued from the shares reserved for issuance under the Company’s Long-Term Incentive Plan. There were no purchases under the MSPP during 2020.
Compensation Policies
Short-Sale, Derivative and Hedging Trading Restrictions
To avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, the Company’s insider trading policy prohibits our officers, directors and all other employees from engaging in transactions in which they may profit from short-term speculative swings in the value of the Company’s securities or hedge the economic risk inherent with their ownership of our common stock. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “put” and “call” options or other derivative securities and hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, this policy is intended to ensure compliance with all insider trading rules relating to the Company’s securities.
Return and/or Forfeiture of Performance-Based Payments or Awards
As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, our Board of Directors will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee, cause the cancellation of long-term incentive awards, and seek reimbursement of any gains realized on the exercise or vesting of long-term incentive awards attributable to such awards, if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (b) our Board of Directors or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.
Timing of Equity Awards
Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and Board of Director meetings.  The Committee may also make compensation determinations at other times during the year for newly hired executives or in connection with the promotion of existing employees.  The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with the Company's management and based on such review and discussions and such other matters deemed relevant and appropriate by the Committee, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020. This report is provided by the following independent directors, who comprised the Compensation Committee throughout 2020 and through the date hereof:
COMPENSATION COMMITTEE

Walter Dods (Chair)
L. Melvin Cooper
Katherine Hatcher

Narrative Disclosure of Compensation Policies and Practices as Related to Risk Management
In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees (including employees that are not named executive officers) as they relate to our risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to our employees are not reasonably likely to have a material adverse effect on us and, therefore, no such disclosure is necessary.
 Named Executive Officer Compensation
Summary Compensation Table. The following table sets forth information regarding compensation earned during the last three fiscal years by our Chief Executive Officer, our Chief Financial Officer, and our other three must highly compensated executive officers (the “Named Executive Officers”) for the fiscal years ended December 31, 2020, 2019, and 2018.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED DECEMBER 31, 2020, 2019, and 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Nonequity incentive plan compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
William Pate – President and Chief Executive Officer (4)	2020	$464,712	$—	$660,008	$631,976	$284,200	$17,100	$2,057,996
	2019	$600,000	$—	$591,600	$624,593	$626,400	$17,920	$2,460,513
	2018	$591,600	$—	$579,988	$629,169	$656,676	$25,700	$2,483,133

Joseph Israel – Senior Vice President	2020	$515,000	$—	$400,006	$383,014	$167,272	$17,100	$1,482,392
	2019	$500,000	$—	$363,392	$383,384	$417,600	$17,920	$1,682,296
	2018	$484,500	$—	$356,233	$386,451	$403,346	$19,700	$1,650,230

William Monteleone – Senior Vice President and Chief Financial Officer	2020	$415,000	$—	$319,981	$306,413	$134,792	$17,100	$1,193,286
	2019	$400,000	$—	$286,892	$302,672	$350,784	$11,993	$1,352,341
	2018	$382,500	$—	$281,255	$305,092	$334,353	$1,200	$1,304,400

James Matthew Vaughn – Chief Administrative Officer General Counsel	2020	$400,000	$—	$272,984	$261,405	$121,800	$17,100	$1,073,289
	2019	$390,000	$—	$217,260	$229,223	$305,370	$17,333	$1,159,186
	2018	$362,200	$—	$189,318	$102,690	$211,014	$18,087	$883,309

Jim Yates – Senior Vice President	2020	$335,000	$—	$184,239	$176,428	$105,053	$17,100	$817,820
	2019	$335,000	$—	$162,316	$171,254	$263,561	$16,800	$948,931
	2018	$324,635	$—	$159,147	$86,376	$288,885	$22,216	$881,259
_________________________________________________________
(1)The amounts shown represent the aggregate grant date fair value for stock, option, and performance restricted stock unit awards granted to the Named Executive Officers pursuant to the 2012 Long-Term Incentive Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 18 - Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2020 included in our 2020 Annual Report on Form 10-K filed with the SEC on March 8, 2021.
(2)Represents amounts of cash compensation awarded under our Annual Incentive Plan and paid to the Named Executive Officers for performance during the prior year. Nonequity incentive plan compensation for 2020 performance was issued in the form of restricted stock rather than cash.
(3)Amounts paid in 2020 to each Named Executive Officer represent matching contributions made by the Company under its 401(k) plan. Each of the named executives received $17,100 in 401(k) matching contributions.
(4)From May 5, 2020 to October 1, 2020, Mr. Pate elected to reduce his cash salary by 75% due to the impact of COVID-19 on the Company.

    Grants of Plan-Based Awards in 2020 Table. The following table sets forth certain information with respect to possible payouts to the Named Executive Officers under our Annual Incentive Plan and each grant of an award made to the Named Executive Officers in 2020 under the 2012 Long-Term Incentive Plan:

	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold	Target[3]	Maximum[4]	Threshold	Target	Maximum
William Pate	n/a	$—	$700,000	$1,365,000	$—	$—	$—	—	—	$—	$—
	02/21/2020	$—	$—	$—	$—	$—	$—	—	100,355	$19.73	$631,976
	02/21/2020	$—	$—	$—	$—	$—	$—	16,726	—	$—	$330,004
	02/21/2020 (5)	$—	$—	$—	$—	$330,000	$396,000	—	—	$—	$—
Joseph Israel	n/a	$—	$412,000	$803,400	$—	$—	$—	—	—	$—	$—
	02/21/2020	$—	$—	$—	$—	$—	$—	—	60,821	$19.73	$383,014
	02/21/2020	$—	$—	$—	$—	$—	$—	10,137	—	$—	$200,003
	02/21/2020 (5)	$—	$—	$—	$—	$200,000	$240,000	—	—	$—	$—
William Monteleone	n/a	$—	$332,000	$647,400	$—	$—	$—	—	—	$—	$—
	02/21/2020	$—	$—	$—	$—	$—	$—	—	48,657	$19.73	$306,413
	02/21/2020	$—	$—	$—	$—	$—	$—	8,109	—	$—	$159,991
	02/21/2020 (5)	$—	$—	$—	$—	$160,000	$192,000	—	—	$—	$—
James Matthew Vaughn	n/a	$—	$300,000	$585,000	$—	$—	$—	—	—	$—	$—
	02/21/2020	$—	$—	$—	$—	$—	$—	—	41,510	$19.73	$261,405
	02/21/2020	$—	$—	$—	$—	$—	$—	6,918	—	$—	$136,492
	02/21/2020 (5)	$—	$—	$—	$—	$136,500	$163,800	—	—	$—	$—
Jim Yates	n/a	$—	$258,750	$504,563	$—	$—	$—	—	—	$—	$—
	02/21/2020	$—	$—	$—	$—	$—	$—	—	28,016	$19.73	$176,428
	02/21/2020	$—	$—	$—	$—	$—	$—	4,669	—	$—	$92,119
	02/21/2020 (5)	$—	$—	$—	$—	$92,125	$110,550	—	—	$—	$—
_________________________________________________________
(1)Amounts represent possible payouts under our Annual Incentive Plan.
(2)The amounts shown represent the aggregate grant date fair value for stock and option awards granted to the Named Executive Officers pursuant to 2012 Long-Term Incentive Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 18 - Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2020 included in our 2020 Annual Report on Form 10-K filed with the SEC on March 8, 2021.
(3)Represents the number of shares of restricted stock granted in 2020 to the Named Executive Officers pursuant to 2012 Long-Term Incentive Plan. Awards of restricted stock vest ratably over a four-year period.
(4)Represents the number of nonqualified stock options granted in 2020 to the Named Executive Officers pursuant to 2012 Long-Term Incentive Plan. These awards vest ratably over a period of four years based on continued employment.
(5)Award cliff vests or is forfeited at the end of three years based on whether the Company meets a cumulative three-year Adjusted EBITDA target.

Narrative Disclosure to Summary Compensation Table. See “- Employment Agreements” for the material terms of our employment agreements and arrangements with our Named Executive Officers. See “Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation.

See the footnotes to the Summary Compensation Table and the Grant of Plan-Based Awards in 2020 Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End Table. The following table sets forth certain information with respect to option and stock awards held by each Named Executive Officer as of December 31, 2020. The table does not include information regarding any equity-based awards related to 2020 performance that were granted to the Named Executive Officers in 2021.

Outstanding Equity Awards at Fiscal Year-End December 31, 2020

	Option Awards							Stock Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
William Pate	2/21/2020	(6)	—	—	—	$—	—	—	$—	16,726	$233,829
	2/21/2020	(2)	—	—	—	$—	—	16,726	$233,829	—	$—
	2/21/2020	(2)	—	100,355	—	$19.73	2/20/2028	—	$—	—	$—
	2/26/2019	(6)	—	—	—	$—	—	—	$—	17,400	$243,252
	2/26/2019	(2)	—	—	—	$—	—	13,050	$182,439	—	$—
	2/26/2019	(2)	26,100	78,300	—	$17.00	2/25/2027	—	$—	—	$—
	2/27/2018	(6)	—	—	—	$—	—	—	$—	16,724	$233,802
	2/27/2018	(2)	—	—	—	$—	—	8,362	$116,901	—	$—
	2/27/2018	(2)	50,173	50,173	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(2)	—	—	—	$—	—	2,996	$41,884	—	$—
	2/28/2017	(2)	53,939	17,979	—	$14.60	2/27/2025	—	$—	—	$—
	10/12/2015	(5)	750,000	—	—	$21.44	10/11/2024	—	$—	—	$—
Joseph Israel	2/21/2020	(6)	—	—	—	$—	—	—	$—	10,137	$141,715
	2/21/2020	(2)	—	—	—	$—	—	10,137	$141,715	—	$—
	2/21/2020	(2)	—	60,821	—	$19.73	2/20/2028	—	$—	—	$—
	2/26/2019	(6)	—	—	—	$—	—	—	$—	10,688	$149,418
	2/26/2019	(2)	—	—	—	$—	—	8,016	$112,064	—	$—
	2/26/2019	(2)	16,031	48,094	—	$17.00	2/25/2027	—	$—	—	$—
	2/27/2018	(6)	—	—	—	$—	—	—	$—	10,272	$143,603
	2/27/2018	(2)	—	—	—	$—	—	5,136	$71,801	—	$—
	2/27/2018	(2)	30,818	30,817	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(2)	—	—	—	$—	—	2,996	$41,884	—	$—
	2/28/2017	(2)	53,939	17,979	—	$14.60	2/27/2025	—	$—	—	$—
	1/5/2015	(2)	65,217	—	—	$16.17	1/4/2023	—	$—	—	$—
William Monteleone	2/21/2020	(6)	—	—	—	$—	—	—	$—	8,109	$113,364
	2/21/2020	(2)	—	—	—	$—	—	8,109	$113,364	—	$—
	2/21/2020	(2)	—	48,657	—	$19.73	2/20/28	—	$—	—	$—
	2/26/2019	(6)	—	—	—	$—	—	—	$—	8,438	$117,963

	2/26/2019	(2)	—	—	—	$—	—	6,329	$88,479	—	$—
	2/26/2019	(2)	12,656	37,969	—	$17.00	2/25/2027	—	$—	—	$—
	2/27/2018	(6)	—	—	—	$—	—	—	$—	8,110	$113,378
	2/27/2018	(2)	—	—	—	$—	—	4,055	$56,689	—	$—
	2/27/2018	(2)	24,328	24,329	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(2)	—	—	—	$—	—	2,140	$29,917	—	$—
	2/28/2017	(2)	20,805	6,935	—	$14.60	2/27/2025	—	$—	—	$—
	2/16/2016	(2)	18,921	—	—	$22.99	2/15/2024	—	$—	—	$—
	3/13/2015	(2)	17,381	—	—	$20.07	3/12/2023	—	$—	—	$—
Jim Yates	2/21/2020	(6)	—	—	—	$—	—	—	$—	4,669	$65,273
	2/21/2020	(2)	—	—	—	$—	—	4,669	$65,273	—	$—
	2/21/2020	(2)	—	28,016	—	$19.73	2/20/28	—	$—	—	$—
	2/26/2019	(6)	—	—	—	$—	—	—	$—	4,774	$66,741
	2/26/2019	(2)	—	—	—	$—	—	3,581	$50,062	—	$—
	2/26/2019	(2)	7,161	21,483	—	$17.00	2/25/2027	—	$—	—	$—
	2/27/2018	(6)	—	—	—	$—	—	—	$—	4,589	$64,154
	2/27/2018	(2)	—	—	—	$—	—	2,394	$32,070	—	$—
	2/27/2018	(2)	6,883	6,883	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(2)	—	—	—	$—	—	1,327	$18,551	—	$—
	2/28/2017	(2)	12,329	4,109	—	$14.60	2/27/2025	—	$—	—	$—
	2/16/2016	(2)	9,787	—	—	$22.99	2/15/2024	—	$—	—	$—
	5/8/2015	(2)	8,625	—	—	$23.49	5/7/2023	—	$—	—	$—
James Matthew Vaughn	2/21/2020	(6)	—	—	—	$—	—	—	$—	6,918	$96,714
	2/21/2020	(2)	—	—	—	$—	—	6,918	$96,714	—	$—
	2/21/2020	(2)	—	41,510	—	$19.73	2/20/28	—	$—	—	$—
	2/26/2019	(6)	—	—	—	$—	—	—	$—	6,390	$89,332
	2/26/2019	(2)	—	—	—	$—	—	4,793	$67,006	—	$—
	2/26/2019	(2)	9,585	28,755	—	$17.00	2/25/2027	—	$—	—	$—
	2/27/2018	(6)	—	—	—	$—	—	—	$—	5,459	$76,317
	2/27/2018	(2)	—	—	—	$—	—	2,729	$38,151	—	$—
	2/27/2018	(2)	8,189	8,189	—	$17.34	2/26/2026	—	$—	—	$—
	2/28/2017	(2)	—	—	—	$—	—	1,712	$23,934	—	$—
	2/28/2017	(2)	20,034	6,678	—	$14.60	2/27/2025	—	$—	—	$—
	2/16/2016	(2)	16,311	—	—	$22.99	2/15/2024	—	$—	—	$—
	3/18/2015	(2)	7,688	—	—	$20.91	3/17/2023	—	$—	—	$—
	3/13/2015	(2)	5,984	—	—	$20.07	3/12/2023	—	$—	—	$—

_________________________________________________________
(1)Market value based on closing price of $13.98 on December 31, 2020, the last trading day of 2020. The value is stated before payment of applicable taxes.
(2)Award has a four-year ratable vesting schedule with one-fourth of each award vesting each year on the anniversary of the grant.
(3)Award has a five-year ratable vesting schedule with one-fifth of each award vesting each year on the anniversary of the grant.
(4)Award has a two-year ratable vesting schedule with one-half of each award vesting each year on the anniversary of the grant.

(5)Award vests in five equal annual installments (each such installment, a “Tranche”) beginning on October 12, 2016. The option terminates with respect to each Tranche immediately prior to the fifth anniversary of the vesting of such Tranche.
(6)Award cliff vests or is forfeited at the end of three years based on whether the Company meets a cumulative three-year Adjusted EBITDA target.

Option Exercises and Stock Vested Table. The following table sets forth certain information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (3)
William Pate	—	$—	25,911	$433,516
Joseph Israel	—	$—	22,620	$377,508
William Monteleone	—	$—	19,707	$336,911
James Matthew Vaughn	—	$—	16,909	$280,429
Jim Yates	—	$—	11,669	$200,722
_________________________________________________________
(1)Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.
(2)The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the common stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.
(3)The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

Employment Agreements. We have an employment agreement with William Pate and with Joseph Israel. We have “at will” employment arrangements with the other Named Executive Officers employed by the Company as of December 31, 2020. The material terms and conditions of each of the employment agreements and the employment arrangements are summarized below.

William Pate, Chief Executive Officer
    On October 12, 2015, the Company entered into an employment offer letter with Mr. Pate, pursuant to which he was hired as our President and Chief Executive Officer effective October 20, 2015. Under the terms of the letter, Mr. Pate was entitled to receive an annual base salary of $450,000 paid in accordance with Company payroll practices. Mr. Pate’s annual base salary in 2020 was $700,000; however, from May 5, 2020 to October 1, 2020, Mr. Pate elected to reduce his cash salary by 75% due to the impact of COVID-19 on the Company. Mr. Pate is eligible to participate in any benefit plans that may be offered from time to time by the Company to its employees generally and in the Company’s 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Joseph Israel, Senior Vice President

    The Company entered into an employment offer letter with Mr. Israel effective January 5, 2015. Under the terms of the letter, Mr. Israel was entitled to receive an annual base salary of $475,000 paid in accordance with the Company's payroll practices. Mr. Israel’s annual base salary in 2020 was $515,000. Mr. Israel is eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

William Monteleone, Senior Vice President and Chief Financial Officer

    On September 25, 2013, we entered into an “at will” employment arrangement with William Monteleone. Under the terms of the letter, Mr. Monteleone was entitled to receive an annual base salary of $350,000 paid in accordance with the Company's payroll practices. Mr. Monteleone’s annual base salary in 2020 was $415,000. Mr. Monteleone is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

James Matthew Vaughn, Chief Administrative Officer and General Counsel

    On July 28, 2014, we entered into an “at will” employment arrangement with James Matthew Vaughn. Under the terms of the letter, Mr. Vaughn was entitled to receive an annual base salary of $300,000 paid in accordance with the Company's payroll practices. Mr. Vaughn’s annual base salary in 2020 was $400,000. Mr. Vaughn is eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Jim Yates, Senior Vice President

On March 10, 2015, we entered into an “at will” employment arrangement with Jim Yates, our Senior Vice President. During 2020, Mr. Yates received an annual base salary of $345,000 paid in accordance with the Company's payroll practices. In the event of the termination of Mr. Yates' employment by the company without cause or by Mr. Yates for certain specified reasons, and provided that Mr. Yates delivers an effective release in favor of the Company and complies with restrictive covenants and obligations to the Company, Mr. Yates will be entitled to the following benefits: (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods), payable pro rata over 12 months and (iii) accelerated vesting of all outstanding unvested equity awards. Mr. Yates is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Potential Payments upon Termination or Change in Control

 The following tables further describe the benefits and potential payments upon termination or a change in control for our Named Executive Officers as of December 31, 2020. Certain shares of restricted stock, options and performance restricted stock units granted to our Named Executive Officers under the 2012 Long-Term Incentive Plan will automatically vest in their entirety upon certain events such as a change of control or a termination of their employment due to death, disability or without cause. Messrs. Pate, Israel, and Yates are entitled to severance pay and certain termination benefits pursuant to their employment agreements with us. Additionally, our Named Executive Officers (other than Mr. Yates, who receives similar benefits pursuant to his employment arrangement) would be entitled to certain payments under our Severance Plan to the extent such payments are not set forth in their employment arrangement with us in the event of a termination of their employment due to death, disability, a change in control or termination without cause.

Name (1) (2) (3)	Termination For Good Reason ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($) (4)	Retirement ($)	After a Change in Control ($)
William Pate - President and Chief Executive Officer
Salary continuation	$700,000	$—	$700,000	$466,666	$—	$1,400,000
Average 3-year bonus	$427,692	$—	$427,692	$427,692	$—	$427,692
Restricted Stock (Unvested and Accelerated)	$—	$—	$575,053	$575,053	$—	$575,053
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$0
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$710,883
Joseph Israel – Senior Vice President
Salary continuation	$515,000	$—	$515,000	$343,333	$—	$772,500
Average 3-year bonus	$273,649	$—	$273,649	$273,649	$—	$273,649
Restricted Stock (Unvested and Accelerated)	$—	$—	$367,464	$367,464	$—	$367,464
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$0
Performance Restricted Stock Units (Unvested and Accelerated (5)	$—	$—	$—	$—	$—	$434,736
William Monteleone – Senior Vice President and Chief Financial Officer
Salary continuation	$415,000	$—	$415,000	$276,666	$—	$830,000
Average 3-year bonus	$228,379	$—	$228,379	$228,379	$—	$228,379
Restricted Stock (Unvested and Accelerated)	$—	$—	$288,449	$228,449	$—	$228,449
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$0
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$344,705
James Matthew Vaughn – Chief Administrative Officer and General Counsel
Salary continuation	$400,000	$—	$400,000	$266,666	$—	$800,000
Average 3-year bonus	$172,128	$—	$172,128	$172,128	$—	$172,128
Restricted Stock (Unvested and Accelerated)	$—	$—	$225,805	$225,805	$—	$225,805
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$0
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$262,363
Jim Yates – Senior Vice President
Salary continuation	$345,000	$—	$345,000	$230,000	$—	$345,000
Average 3-year bonus	$184,149	$—	$184,149	$—	$—	$184,149
Restricted Stock (Unvested and Accelerated)	$—	$—	$165,957	$165,957	$—	$165,957
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$0
Performance Restricted Stock Units (Unvested and Accelerated) (5)	$—	$—	$—	$—	$—	$196,167
_________________________________________________________

(1)For purposes of this analysis, Par Pacific assumed the effective date of termination is the last business day of 2020 and that the price per share of our common stock on the date of termination is $13.98, the closing price on December 31, 2020, the last trading day of 2020. Values provided are stated before payment of applicable taxes.
(2)For purposes of valuing the stock options, we assumed the stock options were exercised on December 31, 2020.
(3)Pursuant to the terms of the 2012 Long-Term Incentive Plan and incentive agreements thereunder with respect to restricted stock during periods prior to January 1, 2016, under “Involuntary Not for Cause Termination,” “Death or Disability” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock and unvested stock options will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Beginning in 2016, we no longer grant equity awards without a “double trigger” vesting upon a change in control, meaning that payment of the benefit is not awarded unless the executive's employment is terminated by the Company without cause or by the executive upon certain enumerated changes in his or her employment terms (as specified in the applicable agreement or plan) within a specified period following the change of control transaction.
(4)Amounts would be paid pursuant to the Company’s Long-Term Disability Policy.
(5)Amounts reflect performance restricted stock units issued at 100% of the targeted amount.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,128,000	$19.26	1,378,444
Equity compensation plans not approved by security holders	—	$—	—
Total	2,128,000	$19.26	1,378,444
________________________________________________________
(1)Includes shares subject to options outstanding under the Company’s Long-Term Incentive Plan.

    CEO Pay Ratio

    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our median employee (based on annual total compensation of our employees other than

Mr. Pate) and the annual total compensation of William Pate, our President and Chief Executive Officer. The pay ratio calculated for 2020 by the Company is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments, and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies incorporated by other companies. In 2020, Mr. Pate’s annual total compensation was $2,057,996 and the annual total compensation of our median employee (other than Mr. Pate) was $77,421, resulting in a ratio of 27:1. From May 5, 2020 to October 1, 2020, Mr. Pate elected to reduce his cash salary by 75% due to the impact of COVID-19 on the Company.

2020 CEO Pay Ratio Methodology

    To determine our median employee in 2020, we identified approximately 1,380 employees (other than Mr. Pate) who were employed by the Company on December 31, 2020 and received a 2020 Form W-2 from the Company. To identify median employee total compensation and for purposes of determining the compensation paid to the employees under consideration, we used earnings subject to Medicare tax as reported in Box 5, “Medicare wages and tips,” on each employee’s 2020 Form W-2. We did not annualize the compensation of anyone who was employed by us for only part of the year.

    The Company determined that this method was the most straightforward, consistent, and administratively efficient way to base this analysis. Par Pacific generally does not employ seasonal or temporary workers; therefore, they did not have a significant impact on our employee population, or the median total compensation calculation and no annualizing adjustments were made by the Company. Par Pacific does not have any employees located in a jurisdiction outside the United States.

    Using this methodology, we determined the Company’s “median employee.” Once we made this determination, we then determined the median employee’s annual total compensation in the same manner that we determined the annual total compensation of our named executive officers for purposes of the Summary Compensation Table.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. To ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

Relationships with Other Affiliates

Mr. Pate and Mr. Monteleone each own a small number of limited partner interests in ZCOF. Additionally, Mr. Silberman serves as a member of the Investment Committee of the Board of Directors of ZCOF.

Services Agreement

On September 17, 2013 (but effective January 1, 2013), we entered into a letter agreement (the “Services Agreement”) with EGI. Pursuant to the Services Agreements, EGI agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreement, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s services under the Services Agreement. In consideration of the services provided by EGI under the Services Agreement, we agreed to indemnify them for certain losses incurred by them relating to or arising out of the Services Agreement or the services provided thereunder. The Services Agreement has a term of one year and will be automatically extended for successive one-year periods unless terminated by either party at least 60 days prior to any extension date. We did not incur any costs related to our Services Agreement with EGI during 2020.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2020, our Quarterly Reports on Form 10-Q and other information, including our Code of Business Conduct and Ethics, are available on our website (www.parpacific.com) and may also be obtained by calling (832) 916-3396 or writing to the address below:

PAR PACIFIC HOLDINGS, INC.
Investor Relations
825 Town and Country Lane, Suite 1500
Houston, Texas 77024

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2022 annual meeting of stockholders you must deliver a copy of your proposal to Par Pacific’s Secretary at our principal executive offices at 825 Town and Country Lane, Suite 1500, Houston, Texas, 77024 no later than November 25, 2021. If the date of Par Pacific’s 2022 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2021 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public.

If you intend to present a proposal at our 2022 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2022 Proxy Statement, you must deliver a copy of your proposal, which must contain certain information specified in our Bylaws, to Par Pacific’s Secretary at our principal executive offices listed above not less than 90 days nor more than 120 days prior to the date of 2022 annual meeting of stockholders, provided that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, your notice must be received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the 2022 annual meeting was made. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

    Several brokers with account holders who are Par Pacific stockholders will be “householding” our proxy materials. A single set of meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of stockholder meeting materials, please notify your broker or Par Pacific. Direct your written request to Investor Relations at Par Pacific Holdings, Inc., 825 Town and Country Lane, Suite 1500, Houston, Texas 77024; (832) 916-3396. Stockholders who currently receive multiple copies of stockholder meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

                    Sincerely,

                    James Matthew Vaughn
                    Chief Administrative Officer and General Counsel

March 25, 2021

Appendix A

FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED PAR PACIFIC HOLDINGS, INC.
2012 LONG TERM INCENTIVE PLAN
(SECOND RESTATEMENT EFFECTIVE AS OF FEBRUARY 27, 2018)

WHEREAS, Par Pacific Holdings, Inc. (the “Company”) established the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (Second Restatement Effective as of February 27, 2018) (the “Plan”);

    WHEREAS, the Board reserved the right to amend the Plan in Section 16 thereof; and

    WHEREAS, the Board has authorized this First Amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (Second Restatement Effective as of February 27, 2018) (the “First Amendment”) to increase the shares of Stock available for issuance under the Plan and to make certain other changes as provided herein.

NOW, THEREFORE, the Plan is hereby amended effective May 4, 2021 as follows subject to approval of the Company’s stockholders on May 4, 2021.

1.The following shall be added at the end of the second paragraph of Section 1.1 of the Plan:

“The Plan is amended effective May 4, 2021 (the “First Amendment Date”) by the First Amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (Second Restatement Effective as of February 27, 2018) (the “First Amendment”) to increase the number of shares of Stock that may be issued under the Plan and to make certain other changes as provided in the First Amendment and to otherwise continue the Plan in full force and effect as in effect immediately prior to the First Amendment Date.”

2.Section 1.3 of the Plan shall be amended to add the following at the end thereof:

“With respect to 3 million (3,000,000) shares of Stock that were added to the total shares of Stock available for issuance under the Plan as of the First Amendment Date, those Awards shall be granted, if at all, on or before the date that is immediately prior to the tenth (10th) anniversary of the Second Restatement Date.”

3.The first paragraph of Section 4.1 of the Plan shall be amended in its entirety as follows:

“Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be nine million (9,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The maximum aggregate number of shares of Stock covered by Incentive Stock Options that may be issued under the Plan is four million five hundred thousand (4,500,000) shares of Stock. Shares of Stock of an outstanding Award that for any reason expire or are terminated, forfeited or canceled or withheld for taxes or settled in a manner that all or some of the shares of Stock covered by an Award are not issued to a Participant (including, without limitation, shares of Stock withheld for the purchase price of an Award) shall again be available for issuance under the Plan.”

4.All references to the Plan shall include “, as amended” after the term “Plan.”

5.All other terms and provisions of the Plan shall remain in full force and effect, and it is intended with respect to this First Amendment that all Awards under the Plan prior to the date of this First Amendment that are intended to meet the performance-based exception under Code Section 162(m) shall not be modified in any manner by this First Amendment that would be inconsistent with such intent. Further, no outstanding Award on the First Amendment Date shall be modified or extended by this First Amendment.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the First Amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan as duly adopted by the Board on the First Amendment Date.

PAR PACIFIC HOLDINGS, INC.
By:
Title:

PAR PACIFIC HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on May 4, 2021

Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints William Pate and James Matthew Vaughn, each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Par Pacific Holdings, Inc., to be held on May 4, 2021 and at any adjournments or postponements thereof. The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at http://www.viewproxy.com/ParPacific/2021.

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR all nominees in the election of directors in proposal 1, FOR proposal 2, FOR proposal 3, and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any adjournment or postponement of said meeting.

(Continued and to be signed on the reverse side.)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card are available at:
https://www.viewproxy.com/parpacific/2021

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL NOMINEES IN THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

Please mark your votes like this ☒

1. ELECTION OF DIRECTORS

Nominees:

01 Robert Silberman	06 Walter Dods
02 Melvyn Klein	07 Katherine Hatcher
03 Curtis Anastasio	08 Joseph Israel
04 Timothy Clossey	09 William Monteleone
05 L. Melvin Cooper	10 William Pate

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (SEE INSTRUCTIONS BELOW)

INSTRUCTIONS: To withhold authority to vote for any individual, mark, "For All Except" and write the nominee's name(s) on the line below.

____

I plan on attending the meeting ☐

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Date: ______________________________

____

Signature

____

Signature (if held jointly)

NOTE:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership's name by authorized person.

Address Change/Comments: (If you noted any Address Changes and/or comments above, please mark the box.) ☐

CONTROL NUMBER

→ [ ]

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when authorizing your proxy to vote by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:
Go to www.AALVote.com/PARR

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.